Exhibit 10.8

FORM OF AGREEMENT OF LEASE

DATED AS OF ______________

BETWEEN

AS LANDLORD

AND

AS TENANT

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SECTION 39.		49
39.1	Landlord Approval of Capital Expenditures	49
39.2	Inventory	49

Exhibit “A”	Land Description
Exhibit “B-1”	Rent Terms
Exhibit “B-2”	Schedule of Base and Percentage Rent
Exhibit “C”	Management Agreement

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AGREEMENT OF LEASE

THIS AGREEMENT OF LEASE (hereinafter called “Lease”), made as of the ___ day of _______, 20__, by and between ________________, a _________________ (hereinafter called “Landlord”), and __________, a _______________ (hereinafter called “Tenant”), provides as follows.

WITNESSETH:

Landlord owns fee title to the Leased Property (as defined below); and

Landlord and Tenant each desire to enter into this Lease for the Leased Property.

NOW, THEREFORE, intending to be legally bound, Landlord, in consideration of the payment of rent by Tenant to Landlord, the covenants and agreements to be performed by Tenant, and upon the terms and conditions hereinafter stated, does hereby rent and lease unto Tenant, and Tenant does hereby rent and lease from Landlord, the Leased Property.

SECTION 1.

1.1          Leased Property. The Leased Property is comprised of Landlord’s interest in the hotel property (the “Leased Property”) as follows:

(a)          the land or ground leasehold interests described in Exhibit “A” attached hereto and by reference incorporated herein (the “Land”);

(b)          all buildings, structures and other improvements of every kind including, but not limited to, alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines (on-site and offsite), parking areas and roadways appurtenant to such buildings and structures presently situated upon the Land (collectively, the “Leased Improvements”);

(c)          all easements, rights and appurtenances relating to the Land and the Leased Improvements;

(d)          all equipment, machinery, fixtures, and other items of property required or incidental to the use of the Leased Improvements as a hotel, including all components thereof, now and hereafter permanently affixed to or incorporated into the Leased Improvements, including, without limitation, all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air-cooling and air-conditioning systems and apparatus, sprinkler systems and fire and theft protection equipment, all of which to the greatest extent permitted by law are hereby deemed by the parties hereto to constitute real estate, together with all replacements, modifications, alterations and additions thereto (collectively, the “Fixtures”);

(e)          all furniture and furnishings and all other items of personal property (excluding Inventory and personal property owned by Tenant) located on, and used in connection with, the operation of the Leased Improvements as a hotel, together with all replacements, modifications, alterations and additions thereto; and

(f)          all existing leases of space within the Leased Property (including any security deposits or collateral held by Landlord pursuant thereto).

THE LEASED PROPERTY IS DEMISED IN ITS PRESENT CONDITION WITHOUT REPRESENTATION OR WARRANTY (EXPRESSED OR IMPLIED) BY LANDLORD AND SUBJECT TO THE RIGHTS OF PARTIES IN POSSESSION, AND TO THE EXISTING STATE OF TITLE INCLUDING ALL COVENANTS, CONDITIONS, RESTRICTIONS, EASEMENTS AND OTHER MATTERS OF RECORD INCLUDING ALL APPLICABLE LEGAL REQUIREMENTS, THE LIEN OF FINANCING INSTRUMENTS, MORTGAGES, DEEDS OF TRUST AND SECURITY DEEDS, AND INCLUDING OTHER MATTERS WHICH WOULD BE DISCLOSED BY AN INSPECTION OF THE LEASED PROPERTY OR BY AN ACCURATE SURVEY THEREOF.

1.2           Term. The term of the Lease (the “Term”) shall commence on the Commencement Date and shall end on the Expiration Date, unless sooner terminated in accordance with the provisions hereof.

SECTION 2.

2.1           Definitions. For all purposes of this Lease, except as otherwise expressly provided or unless the context otherwise requires, (a) the terms defined in this Section have the meanings assigned to them in this Section and include the plural as well as the singular, (b) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles as are at the time applicable, (c) all references in this Lease to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of this Lease and (d) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Lease as a whole and not to any particular Section or other subdivision.

“Accounting Period”: A calendar month, or portion thereof in which the Term begins or ends.

“Accounting Quarter”: A calendar quarter, or portion thereof in which the Term begins or ends.

“Additional Charges”: As defined in Section 3.3.

“Affiliate”: As used in this Lease the term “Affiliate” of a person shall mean (a) any person that, directly or indirectly, controls or is controlled by or is under common control with such person, (b) any other person that owns, beneficially, directly or indirectly, five percent or more of the outstanding capital stock, shares or equity interests of such person, or (c) any officer, director, employee, partner or trustee of such person or any person controlling, controlled by or under common control with such person (excluding trustees and persons serving in similar capacities who are not otherwise an Affiliate of such person). The term “person” means and includes individuals, corporations, general and limited partnerships, stock companies or associations, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts, or other entities and governments and agencies and political subdivisions thereof. For the purposes of this definition, “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, through the ownership of voting securities, partnership interests or other equity interests.

“Average Daily Rate”: Total Room Revenue divided by occupied rooms at the Facility.

“Award”: As defined in Section 15.1(c).

“Base Rate”: The “prime rate” of interest as published in The Wall Street Journal from time to time. If no such rate is announced or becomes discontinued, then such other rate as Landlord may reasonably designate.

“Base Rent”: As defined in Section 3.

“Business Day”: Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which national banks in the City of New York, New York, or in the municipality wherein the Leased Property is located are closed.

“Capital Budget”: As defined in Section 23.4.

“Capital Expenditures”: Amounts advanced to pay the costs of Capital Improvements.

“Capital Improvements”: Improvements to (A) the external walls and internal load bearing walls (other than windows and plate glass), (B) the roof of the Facility, (C) private roadways, parking areas, sidewalks and curbs appurtenant thereto that are under Tenant’s control (other than cleaning, patching and striping), (D) mechanical, electrical and plumbing systems that service common areas, entire wings of the Facility or the entire Facility, including conduit and ductware connected thereto, and (E) items of the types which should be capitalized pursuant to Landlord’s capital expenditures policy.

“CERCLA”: The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Code”: The Internal Revenue Code of 1986, as amended.

“Commencement Date”: The date set forth on Exhibit “B-1” attached hereto as the commencement date with respect to the Facility.

“Condemnation, Condemnor”: As defined in Section 15.1.

“Consolidated Financials”: For any fiscal year or other accounting period for Tenant and its consolidated subsidiaries, statements of earnings and retained earnings and of changes in financial position for such period and for the period from the beginning of the respective fiscal year to the end of such period and the related balance sheet as at the end of such period, together with the notes thereto, all in reasonable detail and setting forth in comparative form the corresponding figures for the corresponding period in the preceding fiscal year, and prepared in accordance with generally accepted accounting principles.

“Consumer Price Index”: Consumer Price Index, all Items for all Urban Consumers (CPI-U) where 1982-84=100, published by the Bureau of Labor Statistics of the United States Department of Labor, as reported in The Wall Street Journal.

“CPI Adjustment Year”: The calendar year next following the year in which the Commencement Date occurs, if the Commencement Date occurs between January 1 and June 30, or the second calendar year following the year in which the Commencement Date occurs, if the Commencement Date occurs between July 1 and December 31.

“Cumulative Accounting Period Portion”: As defined in Exhibit “B-1”.

“Date of Taking”: As defined in Section 15.1(b).

“Encumbrance”: As defined in Section 33.1.

“Eligible Independent Contractor”: A management company that meets the following requirements:

(a)          The management company does not own, directly or indirectly, more than thirty-five percent (35%) of the outstanding stock of REIT.

(b)          If the management company is a corporation, no more than thirty-five percent (35%) of the total combined voting power of its outstanding stock (or thirty-five percent (35%) of the total shares of all classes of its outstanding stock) or, if it is not a corporation, no more than thirty-five percent (35%) of the ownership interest in its assets or profits is owned, directly or indirectly, by one or more Persons owning thirty-five percent (35%) or more of the outstanding stock of REIT.

(c)          Neither REIT, the Landlord, the Tenant, nor any Affiliate thereof derives any income from the management company.

(d)          At the time that the management company enters into a management agreement with the Tenant to operate the Leased Property, the management company (or any “related person” within the meaning of Section 856(d)(9)(F) of the Code) is actively engaged in the trade or business of operating “qualified lodging facilities” within the meaning of Section 856(d)(9)(D) of the Code for any Person who is not a “related person” within the meaning of Section 856(d)(9)(F) of the Code with respect to REIT or the Tenant (an “Unrelated Person”). For purposes of determining whether the requirement of this paragraph (d) has been met, a management company shall be treated as being actively engaged in such a trade or business if the management company (i) derives at least ten percent (10%) of both its profits and revenue from operating “qualified lodging facilities” within the meaning of Section 856(d)(9)(D) of the Code for Unrelated Persons or (ii) complies with any regulations or other administrative guidance under Section 856(d)(9) of the Code that provide a “safe harbor” rule with respect to the amount of hotel management business with Unrelated Persons that is necessary to qualify as an “eligible independent contractor” within the meaning of such Code section.

“Environmental Authority”: Any department, agency or other body or component of any Government that exercises any form of jurisdiction or authority under any Environmental Law.

“Environmental Authorization”: Any license, permit, order, approval, consent, notice, registration, filing or other form of permission or authorization required under any Environmental Law.

“Environmental Laws”: All applicable federal, state, local and foreign laws and regulations relating to pollution of the environment (including without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, laws and regulations relating to emissions, discharges, Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials. Environmental Laws include but are not limited to CERCLA, FIFRA, RCRA, SARA and TSCA.

“Environmental Liabilities”: Any and all obligations to pay the amount of any judgment or settlement, the cost of complying with any settlement, judgment or order for injunctive or other equitable relief, the cost of compliance or corrective action in response to any notice, demand or request from an Environmental Authority, the amount of any civil penalty or criminal fine, and any court costs and reasonable amounts for attorney’s fees, fees for witnesses and experts, and costs of investigation and preparation for defense of any claim or any Proceeding, regardless of whether such Proceeding is threatened, pending or completed, that may be or have been asserted against or imposed upon Landlord, Tenant, any Predecessor, the Leased Property or any property used therein and arising out of:

(a)          Failure of Tenant, Landlord, any Predecessor or the Leased Property to comply at any time with all Environmental Laws;

(b)          Presence of any Hazardous Materials on, in, under, at or in any way affecting the Leased Property;

(c)          A Release at any time of any Hazardous Materials on, in, at, under or in any way affecting the Leased Property;

(d)          Identification of Tenant, Landlord or any Predecessor as a potentially responsible party under CERCLA or under any Environmental Law similar to CERCLA;

(e)          Presence at any time of any above-ground and/or underground storage tanks, as defined in RCRA or in any applicable Environmental Law on, in, at or under the Leased Property or any adjacent site or facility; or

(f)          Any and all claims for injury or damage to persons or property arising out of exposure to Hazardous Materials originating or located at the Leased Property, or resulting from operation thereof or any adjoining property.

“Event of Default”: As defined in Section 16.1.

“Excess Personal Property”: As defined in Section 18.1.

“Expiration Date”: The date set forth on Exhibit “B-1” attached hereto as the expiration date with respect to the Facility.

“F&B Revenue”: Gross revenue from the sale of food and beverages, including alcoholic beverages, whether to individuals, groups or transients, at the Facility, including cancellation and attrition but excluding the following:

(a)          the amount of all credits, rebates or refunds to customers, guests or patrons;

(b)          all sales taxes or any other taxes imposed on the sale of food and beverages;

(c)          accounts receivable which have been included in F&B Revenue which thereafter become, in the reasonable judgment of Tenant, uncollectible; and

(d)          the portions of the Facility that are operated by a third party under a lease.

“Facility”: The hotel and/or other facility offering lodging and other services or amenities being operated or proposed to be operated on the Leased Property.

“Fair Market Value”: The fair market value of the leasehold estate hereunder, or under a replacement lease offered under Section 37, means an amount equal to the price that a willing buyer not compelled to buy would pay a willing seller not compelled to sell for such leasehold estate, calculated based upon the present value (discounted at a rate of interest mutually agreeable to the parties), of the net income stream reasonably projected by the parties to be earned by Tenant under such lease for the then remaining term of such lease, determined in accordance with the appraisal procedures set forth in Section 32 (with the understanding that such appraisers will be instructed to utilize the income stream approach as aforesaid) or in such other manner as shall be mutually acceptable to Landlord and Tenant, and assuming that such seller must pay customary closing costs.

“FIFRA”: The Federal Insecticide, Fungicide, and Rodenticide Act, as amended.

“Fiscal Year”: The twelve (12) month period from January 1 to December 31.

“Fixtures”: As defined in Section 1.1.

“Franchise Agreement”: Any franchise license agreement with a national franchisor under which the Facility is operated.

“GAAP”: GAAP shall mean, as of any date of determination, accounting principles (a) set forth as generally accepted in then currently effective Financial Accounting Standards Board codification and the rules and releases of the Securities and Exchange Commission as consistently applied. The term “consistently applied,” as used in connection therewith, means that the accounting principles applied are consistent in all material respects to those applied at prior dates or for prior periods.

“Government”: The United States of America, any state, district or territory thereof, any foreign nation, any state, district, department, territory or other political division thereof, or any political subdivision of any of the foregoing.

“Gross Revenue”: All revenue, receipts, and income of any kind derived directly or indirectly by Tenant from or in connection with the Facility (including rentals or other payments from tenants, lessees, licensees or concessionaires but not including their gross receipts) whether on a cash basis or credit, paid or collected, determined in accordance with GAAP and the Uniform System, excluding, however: (i) funds furnished by Landlord, (ii) federal, state and municipal excise, sales, and use taxes collected directly from patrons and guests or as a part of the sales price of any goods, services or displays, such as gross receipts, admissions, cabaret or similar or equivalent taxes and paid over to federal, state or municipal governments, (iii) gratuities paid to employees, (iv) proceeds of insurance and condemnation, (v) proceeds from sales other than sales in the ordinary course of business, (vi) all loan proceeds from financing or refinancings of the Facility or interests therein or components thereof, (vii) judgments and awards, except any portion thereof arising from normal business operations of the Facility, and (viii) items constituting “allowances” under the Uniform System.

“Hazardous Materials”: All chemicals, pollutants, contaminants, wastes and toxic substances, including without limitation:

(a)          Solid or hazardous waste, as defined in RCRA or in any Environmental Law;

(b)          Hazardous substances, as defined in CERCLA or in any Environmental Law;

(c)          Toxic substances, as defined in TSCA or in any Environmental Law;

(d)          Insecticides, fungicides, or rodenticides, as defined in FIFRA or in any Environmental Law; and

(e)          Gasoline or any other petroleum product or byproduct, polychlorinated biphenols, asbestos and urea formaldehyde.

“Impositions”: Collectively, all taxes (including, without limitation, all ad valorem, sales and use, single business, gross receipts, transaction privilege, rent or similar taxes as the same relate to or are imposed upon Tenant or its business conducted upon the Leased Property), assessments (including, without limitation, all assessments for public improvements or benefit, whether or not commenced or completed prior to the date hereof and whether or not to be completed within the Term), ground rents, water, sewer or other rents and charges, excises, tax inspection, authorization and similar fees and all other governmental charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the Leased Property or the business conducted thereon by Tenant (including all interest and penalties thereon caused by any failure in payment by Tenant), which at any time prior to, during or with respect to the Term hereof may be assessed or imposed on or with respect to or be a lien upon (a) Landlord’s interest in the Leased Property, (b) the Leased Property, or any part thereof or any rent therefrom or any estate, right, title or interest therein, or (c) any occupancy, operation, use or possession of, or sales from, or activity conducted on or in connection with the Leased Property, or the leasing or use of the Leased Property or any part thereof by Tenant. Nothing contained in this definition of Impositions shall be construed to require Tenant to pay (1) any tax based on net income (whether denominated as a franchise or capital stock or other tax) imposed on Landlord or any other person, or (2) any net revenue tax of Landlord or any other person, or (3) any tax imposed with respect to the sale, exchange or other disposition by Landlord of any Leased Property or the proceeds thereof, or (4) any single business, gross receipts (other than a tax on any rent received by Landlord from Tenant), transaction, privilege or similar taxes as the same relate to or are imposed upon Landlord, except to the extent that any tax, assessment, tax levy or charge that Tenant is obligated to pay pursuant to the first sentence of this definition and that is in effect at any time during the Term hereof is totally or partially repealed, and a tax, assessment, tax levy or charge set forth in clause (1) or (2) is levied, assessed or imposed expressly in lieu thereof.

“Indemnified Party”: Either of a Tenant Indemnified Party or a Landlord Indemnified Party.

“Indemnifying Party”: Any party obligated to indemnify an Indemnified Party pursuant to Sections 8.3 or 21.1.

“Insurance Requirements”: All terms of any insurance policy required by this Lease and all requirements of the issuer of any such policy.

“Inventory”: All “Inventories of Merchandise” and “Inventories of Supplies” as defined in the Uniform System and including any property of the type described in Section 1221(1) of the Code.

“Land”: As defined in Section 1.1(a).

“Landlord”: The Landlord designated on this Lease and its respective successors and assigns.

“Landlord Indemnified Party”: Landlord, any Affiliate of Landlord, any other Person against whom any claim for indemnification may be asserted hereunder as a result of a direct or indirect ownership interest (including a stockholder’s or partnership interest) in Landlord, the officers, directors, stockholders, employees, agents and representatives of the general partner of Landlord and any partner, agent, or representative of Landlord, and the respective heirs, personal representatives, successors and assigns of any such officer, director, partner, stockholder, employee, agent or representative.

“Lease”: This Lease.

“Lease Year”: Any twelve (12) month period from January 1 through December 31 during the Term, or any shorter period at the beginning or end of the Term.

“Leased Improvements; Leased Property”: Each as defined in Section 1.1.

“Legal Requirements”: All federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions affecting either the Leased Property or the maintenance, construction, use or alteration thereof (whether by Tenant or otherwise), whether or not hereafter enacted and in force, including (a) all laws, rules or regulations pertaining to the environment, occupational health and safety and public health, safety or welfare, and (b) any laws, rules or regulations that may (1) require repairs, modifications or alterations in or to the Leased Property or (2) in any way adversely affect the use and enjoyment thereof; and all permits, licenses and authorizations and regulations relating thereto and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Tenant (other than encumbrances created by Landlord without the consent of Tenant), at any time in force affecting the Leased Property.

“Lending Institution”: Any insurance company, credit company, federally insured commercial or savings bank, national banking association, savings and loan association, employees welfare, pension or retirement fund or system, corporate profit sharing or pension trust, college or university, or real estate investment trust, including any corporation qualified to be treated for federal tax purposes as a real estate investment trust, such trust having a net worth of at least $10,000,000.

“Management Agreement”: As defined in Section 18.3.

“Manager”: As defined in Section 18.3.

“Notice”: A notice given pursuant to Section 31.

“Officer’s Certificate”: A certificate of Tenant signed by the chief financial officer or another officer authorized so to sign by the board of directors or by-laws of Tenant, or any other person whose power and authority to act has been authorized by delegation in writing by any such officer.

“Operating Budget”: As defined in Section 23.2.

“Overdue Rate”: On any date, a rate equal to the Base Rate plus five percent (5%) per annum, but in no event greater than the maximum rate then permitted under applicable law.

“Other Revenue”: All revenue, receipts, and income of any kind derived directly or indirectly from or in connection with the Facility and included in Gross Revenue (including, without limitation, rental revenue), other than Room Revenue, F&B Revenue and Third Party Lease Revenue. For the avoidance of doubt, Other Revenue shall not include non-cash adjustments resulting from GAAP.

“Payment Date”: Any due date for the payment of any installment of Base Rent.

“Percentage Rent”: As defined in Section 3.1(b).

“Periodic Revenue Computation”: As defined in Exhibit “B-1”.

“Personal Property Limitation”: As defined in Section 18.1.

“Person”: Any Government, natural person, corporation, partnership or other legal entity.

“Predecessor”: Any Person whose liabilities arising under any Environmental Law have or may have been retained or assumed by Tenant, either contractually or by operation of law, relating to the Leased Property.

“Primary Intended Use”: As defined in Section 7.2(b).

“Proceeding”: Any judicial action, suit or proceeding (whether civil or criminal), any administrative proceeding (whether formal or informal), any investigation by a governmental authority or entity (including a grand jury), and any arbitration, mediation or other non-judicial process for dispute resolution.

“RCRA”: The Resource Conservation and Recovery Act, as amended.

“Real Estate Taxes”: All real estate taxes, including general and special assessments, if any, which are imposed upon the Land, and any improvements thereon.

“REIT Requirements”: As defined in Section 18.1.

“REIT”: American Realty Capital Hospitality Trust, Inc., a Maryland real estate investment trust and sole general partner of American Realty Capital Hospitality Operating Partnership, L.P., a Delaware limited partnership.

“Release”: A “Release” as defined in CERCLA or in any Environmental Law, unless such Release has been properly authorized and permitted in writing by all applicable Environmental Authorities or is allowed by such Environmental Law without authorizations or permits.

“Rent”: Collectively, the Base Rent, Percentage Rent, and Additional Charges.

“Revenue Percentages”: Shall mean each tier of revenue percentages utilized in the calculation of Percentage Rent and set forth in Exhibit “B-2”, relating to Room Revenue, F&B Revenue, Other Revenue and Third Party Lease Revenue, as applicable.

“Revenue Thresholds”: Shall mean each tier of revenue thresholds utilized in the calculation of Percentage Rent and set forth in Exhibit “B-2”, relating to Room Revenue, F&B Revenue, Other Revenue and Third Party Lease Revenue, as applicable.

“Room Revenue”: Shall mean gross revenue from the rental of guest rooms, whether to individuals, groups or transients, including cancellation and attrition but excluding the following:

(a)          The amount of all credits, rebates or refunds to customers, guests or patrons;

(b)          All sales taxes or any other taxes imposed on the rental of such guest rooms; and

(c)          Any fees collected for amenities including, but not limited to: food and beverage, telephone, laundry, movies or concessions.

“SARA”: The Superfund Amendments and Reauthorization Act of 1986, as amended.

“State”: The state, district or commonwealth of the United States in which the Leased Property is located.

“Subsidiaries”: Corporations in which Tenant owns, directly or indirectly, more than fifty percent (50%) of the voting stock or control, as applicable (individually, a “Subsidiary”).

“Taking”: A taking or voluntary conveyance during the Term hereof of all or part of the Leased Property, or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of, any Condemnation or other eminent domain proceeding affecting the Leased Property whether or not the same shall have actually been commenced.

“Tenant”: The Tenant designated on this Lease and its respective permitted successors and assigns.

“Tenant Indemnified Party”: Tenant, any Affiliate of Tenant, any other Person against whom any claim for indemnification may be asserted hereunder as a result of a direct or indirect ownership interest (including a stockholder’s interest) in Tenant, the officers, directors, stockholders, employees, agents and representatives of Tenant and any corporate stockholder, agent, or representative of Tenant, and the respective heirs, personal representatives, successors and assigns of any such officer, director, stockholder, employee, agent or representative.

“Tenant’s Personal Property”: As defined in Section 6.2.

“Term”: As defined in Section 1.2.

“Third Party Lease Revenue”: Shall mean net operating income from the portions of the Facility such as restaurant, bar, spa or retail space that are operated by a third party under a lease.

“TSCA”: The Toxic Substances Control Act, as amended.

“Unavoidable Delays”: Delays due to strikes, lock-outs, labor unrest, inability to procure materials, power failure, acts of God, governmental restrictions, enemy action, civil commotion, fire, unavoidable casualty or other causes beyond the control of the party responsible for performing an obligation hereunder, provided that lack of funds shall not be deemed a cause beyond the control of either party hereto unless such lack of funds is caused by the failure of the other party hereto to perform any obligations of such party under this Lease or any guaranty of this Lease.

“Uneconomic for its Primary Intended Use”: A state or condition of the Facility such that, in the good faith judgment of Tenant, reasonably exercised and evidenced by the resolution of the board of directors or other governing body of Tenant, the Facility cannot be operated on a commercially practicable basis for its Primary Intended Use, taking into account, among other relevant factors, the number of usable rooms and projected revenue, such that Tenant intends to, and shall, complete the cessation of operations at the Leased Facility.

“Uniform System”: Shall mean the “Uniform System of Accounts for Hotels” (10th Revised Edition, 2006) as published by the American Hotel and Motel Association, as it may be amended from time to time with such exceptions as may be required by the provisions of this Lease.

“Unsuitable for its Primary Intended Use”: A state or condition of the Facility such that, in the good faith judgment of Tenant, reasonably exercised and evidenced by the resolution of the board of directors or other governing body of Tenant, due to casualty damage or loss through Condemnation, the Facility cannot function as an integrated hotel facility consistent with standards applicable to a well maintained and operated hotel.

SECTION 3.

3.1          Rent. Tenant will pay to Landlord in lawful money of the United States of America which shall be legal tender for the payment of public and private debts, in immediately available funds, at Landlord’s address set forth in Section 31 hereof or at such other place or to such other Person, as Landlord from time to time may designate in a Notice, all Base Rent, Percentage Rent and Additional Charges, during the Term, as follows:

(a)          Base Rent: Base Rent for any Fiscal Year shall be payable in the amount set forth on Exhibit “B-2”, payable in arrears in equal, consecutive periodic installments, on or before the tenth (10th) day after the end of an Accounting Period (“Base Rent”) (subject to increase as provided in Section 3.1(d)(i)(B) hereof); provided, however, that (1) Base Rent shall be prorated as to any Lease Year which is less than twelve (12) calendar months and (2) if the Term shall commence and/or end at any time other than the beginning or end of a calendar month, the first and/or last periodic payments of Base Rent, as the case may be, shall be prorated for any such partial calendar month; and

(b)          Percentage Rent: For each Accounting Quarter during the Term, commencing with the Accounting Quarter in which the Term begins, Tenant shall at the time specified in Section 3.1(c) hereof pay percentage rent (“Percentage Rent”), if any, in an amount calculated by the following formulas:

For any Accounting Quarter, Percentage Rent shall equal: (A) The amount equal to the Periodic Revenue Computation (as defined in Exhibit “B-1”), less (B) an amount equal to the Base Rent paid for the Fiscal Year to date, (C) less an amount equal to the Percentage Rent paid for the Fiscal Year to date.

(c)          Officer’s Certificates: Additionally, an Officer’s Certificate in form reasonably acceptable to Landlord shall be delivered to Landlord quarterly, together with such quarterly Percentage Rent payment, setting forth the calculation of such rent payment for such quarter within thirty five (35) days after each of the first three (3) quarters of each Fiscal Year (or part thereof) in the Term. Such quarterly payments shall be based on the formula set forth in Section 3.1(b) and Exhibit B. There shall be no reduction in the Base Rent regardless of the result of the Revenue Computations.

In addition, on or before February 10 of each year, commencing with the February 10 first following the end of the Fiscal Year in which the Commencement Date occurs, Tenant shall deliver to Landlord an Officer’s Certificate reasonably acceptable to Landlord setting forth the computation of the actual Percentage Rent that accrued for the last quarter of the Fiscal Year that ended on the immediately preceding December 31 and shall pay to Landlord Percentage Rent, if due and payable, for the last quarter of the applicable Fiscal Year. The Officer’s Certificate shall also set forth the computation of the Percentage Rent accrued and paid during the Fiscal Year that ended on the immediately preceding December 31. If the annual Percentage Rent due and payable for any Fiscal Year (as shown in the applicable Officer’s Certificate) exceeds the amount actually paid as Percentage Rent by Tenant for such year, Tenant also shall pay such excess to Landlord at the time such certificate is delivered. If the Percentage Rent actually due and payable for such Fiscal Year is shown by such certificate to be less than the amount actually paid as Percentage Rent for the applicable Fiscal Year, Landlord, at its option, shall reimburse such amount to Tenant or credit such amount against the following months’ Base Rent and, to the extent necessary, the next quarters’ Percentage Rent payments. Any such credit to Base Rent shall not be applied for purposes of calculating Percentage Rent payable for any subsequent quarter.

Any difference between the annual Percentage Rent due and payable for any Fiscal Year (as shown in the applicable Officer’s Certificate or as adjusted pursuant to Section 3.3) and the total amount of quarterly payments for such Fiscal Year actually paid by Tenant as Percentage Rent, whether in favor of Landlord or Tenant, shall bear interest at the Overdue Rate, which interest shall accrue from the close of such Fiscal Year until the amount of such difference shall be paid or otherwise discharged. Any such interest payable to Landlord shall be deemed to be and shall be payable as Additional Charges.

The obligation to pay Percentage Rent shall survive the expiration or earlier termination of the Term, and a final reconciliation, taking into account, among other relevant adjustments, any adjustments which are accrued after such expiration or termination date but which related to Percentage Rent accrued prior to such termination date, and Tenant’s good faith best estimate of the amount of any unresolved contractual allowances, shall be made not later than two (2) years after such expiration or termination date, but Tenant shall advise Landlord within sixty (60) days after such expiration or termination date of Tenant’s best estimate at that time of the approximate amount of such adjustments, which estimate shall not be binding on Tenant or have any legal effect whatsoever.

(d)          CPI Adjustments to Rent.

For each Fiscal Year of the Term beginning in January of 2015 and each Fiscal Year thereafter for the Base Rent and the Revenue Thresholds, the Base Rent and the Revenue Thresholds then in effect shall be adjusted annually as follows:

The Consumer Price Index for the last month of the most recently ended Fiscal Year shall be divided by the Consumer Price Index for the last month of the Fiscal Year immediately preceding the most recently ended Fiscal Year and rounded to the nearest 1/10th of a percent.

The new Base Rent for the then current Fiscal Year shall be the adjusted amount obtained by multiplying the Base Rent for the most recently ended Fiscal Year by the quotient obtained in Section 3.1(d)(i)(A) above.

The new Revenue Thresholds (used in the Periodic Revenue Computations set forth in Exhibit “B-1”) for the then-current Fiscal Year shall be the adjusted amount obtained by multiplying the Revenue Thresholds for the most recently ended Fiscal Year by the quotient obtained in Section 3.1(d)(i)(A) above.

By way of example, the amount of Base Rent and the Revenue Thresholds in the Periodic Revenue Computations for the Fiscal Year commencing January 1, 2015 shall be adjusted to reflect any change in the Consumer Price Index from December 2014 as compared to December 2013.

Adjustments calculated as set forth above in the Base Rent and Revenue Thresholds shall be effective in the first Accounting Period of the Fiscal Year to which such adjusted amounts apply. If rent is paid in any Fiscal Year prior to the determination of the amount of any adjustment to Base Rent and the Revenue Thresholds applicable for such Fiscal Year, payment adjustments for any shortfall in or overpayment of Rent paid shall be made with the first Base Rent payment due after the amount of the adjustments are determined.

If (1) a significant change is made in the number or nature (or both) of items used in determining the Consumer Price Index or (2) the Consumer Price Index shall be discontinued for any reason, the Bureau of Labor Statistics shall be requested to furnish a new index comparable to the Consumer Price Index, together with information which will make possible a conversion to the new index in computing the adjusted Base Rent hereunder. If for any reason the Bureau of Labor Statistics does not furnish such an index and such information, the parties will instead mutually select, accept and use such other index or comparable statistics on the cost of living in the city the Facility is located that is computed and published by an agency of the United States or a responsible financial periodical of recognized authority.

3.2           Confirmation of Percentage Rent. Tenant shall utilize, or cause to be utilized, an accounting system for the Leased Property in accordance with its usual and customary practices, and in accordance with generally accepted accounting principles and the Uniform System, that will accurately record all data necessary to compute Percentage Rent, and Tenant shall retain, for at least four years after the expiration of each Fiscal Year (and in any event until the reconciliation described in Section 3.1(c) for such Fiscal Year has been made), reasonably adequate records conforming to such accounting system showing all data necessary to compute Percentage Rent for the applicable Fiscal Years. Landlord, at its expense (except as provided hereinbelow), shall have the right from time to time by its accountants or representatives to audit the information that formed the basis for the data set forth in any Officer’s Certificate provided under Section 3.1(c) and, in connection with such audits, to examine all Tenant’s records (including supporting data, franchisor reports and sales and excise tax returns) reasonably required to verify Percentage Rent, subject to any prohibitions or limitations on disclosure of any such data under Legal Requirements. If any such audit discloses a deficiency in the payment of Percentage Rent, and either Tenant agrees with the result of such audit or the matter is otherwise determined or compromised, Tenant shall forthwith pay to Landlord the amount of the deficiency, as finally agreed or determined, together with interest at the Overdue Rate from the date when said payment should have been made to the date of payment thereof; provided, however, that as to any audit that is commenced more than two (2) years after the date Percentage Rent for any Fiscal Year is reported by Tenant to Landlord, the deficiency, if any, with respect to such Percentage Rent shall bear interest at the Overdue Rate only from the date such determination of deficiency is made unless such deficiency is the result of gross negligence or willful misconduct on the part of Tenant, in which case interest at the Overdue Rate will accrue from the date such payment should have been made to the date of payment thereof. If any such audit discloses that the Percentage Rent actually due from Tenant for any Fiscal Year exceed those reported and paid by Tenant by more than three percent (3%), Tenant shall pay the cost of such audit and examination. Any proprietary information obtained by Landlord pursuant to the provisions of this Section shall be treated as confidential, except that such information may be used, subject to appropriate confidentiality safeguards, in any litigation between the parties and except further that Landlord may disclose such information to prospective lenders. The obligations of Tenant contained in this Section shall survive the expiration or earlier termination of this Lease.

3.3           Additional Charges. In addition to the Base Rent and Percentage Rent, (a) Tenant also will pay and discharge as and when due and payable all other amounts, liabilities, obligations and Impositions that Tenant assumes or agrees to pay under this Lease, and (b) in the event of any failure on the part of Tenant to pay any of those items referred to in clause (a) of this Section 3.3, Tenant also will promptly pay and discharge every fine, penalty, interest and cost that may be added for non-payment or late payment of such items (the items referred to in clauses (a) and (b) of this Section 3.3 being additional rent hereunder and being referred to herein collectively as the “Additional Charges”), and Landlord shall have all legal, equitable and contractual rights, powers and remedies provided either in this Lease or by statute or otherwise in the case of non-payment of the Additional Charges as in the case of non-payment of the Base Rent, including, but not limited to, the right, but not the obligation to pay such Additional Charges on behalf of the Tenant and to require reimbursement thereof by Tenant, together with interest thereon at the Overdue Rate. If any installment of Base Rent, Percentage Rent or Additional Charges (but only as to those Additional Charges that are payable directly to Landlord) shall not be paid on its due date, Tenant will pay Landlord on demand, as Additional Charges, a late charge (to the extent permitted by law) computed at the Overdue Rate on the amount of such installment, from the due date of such installment to the date of payment thereof. To the extent that Tenant pays any Additional Charges to Landlord pursuant to any requirement of this Lease, Tenant shall be relieved of its obligation to pay such Additional Charges to the entity to which they would otherwise be due and Landlord shall pay same from monies received from Tenant.

3.4           Net Lease Provision. The Rent shall be paid absolutely net to Landlord, so that this Lease shall yield to Landlord the full amount of the installments of Base Rent, Percentage Rent and Additional Charges throughout the Term, all as more fully set forth in Section 5, but subject to any other provisions of this Lease that expressly provide for adjustment or abatement of Rent or other charges or expressly provide that certain expenses or maintenance shall be paid or performed by Landlord.

3.5           Conversion of Property. If, during the Term, Tenant wishes to cease food and beverage operations or institute food and beverage operations at the Facility (all in accordance with the requirements of any applicable Franchise Agreement), Tenant shall give notice of such desire to Landlord. If, during the Term, Landlord wishes (a) Tenant to cease food and beverage operations or to institute food and beverage operations at the Facility (all in accordance with the requirements of any applicable Franchise Agreement), or (b) to change the franchise affiliation of the Facility or to make substantial renovations to the Facility, Landlord shall give notice thereof to Tenant. Following any such notice, Landlord and Tenant shall commence negotiations to adjust Rent to reflect the proposed renovation or change to the operation of the Facility, each acting reasonably and in good faith, and subject to Landlord’s reasonable satisfaction that any Rent adjustment will not adversely affect REIT’s status as a real estate investment trust under the Code. All other terms of this Lease will remain substantially the same. During negotiations, which shall not extend beyond sixty (60) days, Tenant shall not “convert” the Facility and Landlord shall not change the franchise or commence substantial renovations and Tenant shall continue fulfilling its obligations under the existing terms of this Lease. If no agreement is reached after such sixty (60) day period, Tenant or Landlord, as appropriate, shall withdraw such notice and this Lease shall continue in full force.

SECTION 4.

4.1           Payment of Impositions. Subject to Section 12 relating to permitted contests, Tenant will pay, or cause to be paid, all Impositions (other than Real Estate Taxes and personal property taxes, which shall be paid by Landlord) before any fine, penalty, interest or cost may be added for non-payment, such payments to be made directly to the taxing or other authorities where feasible, and will promptly furnish to Landlord copies of official receipts or other satisfactory proof evidencing such payments. Tenant’s obligation to pay such Impositions shall be deemed absolutely fixed upon the date such Impositions become a lien upon the Leased Property or any part thereof. If any such Imposition may, at the option of the taxpayer, lawfully be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Tenant may exercise the option to pay the same (and any accrued interest on the unpaid balance of such Imposition) in installments and in such event, shall pay such installments during the Term hereof (subject to Tenant’s right of contest pursuant to the provisions of Section 12) as the same respectively become due and before any fine, penalty, premium, further interest or cost may be added thereto. Landlord, at its expense, shall, to the extent required or permitted by applicable law, prepare and file all tax returns in respect of Landlord’s net income, gross receipts, sales and use, single business, transaction privilege, rent, ad valorem, franchise taxes, Real Estate Taxes, personal property taxes and taxes on its capital stock, and Tenant, at its expense, shall, to the extent required or permitted by applicable laws and regulations, prepare and file all other tax returns and reports in respect of any Imposition as may be required by governmental authorities. If any refund shall be due from any taxing authority in respect of any Imposition paid by Tenant, the same shall be paid over to or retained by Tenant if no Event of Default shall have occurred hereunder and be continuing. If an Event of Default shall have occurred and be continuing, any such refund shall be paid over to or retained by Landlord. Any such funds retained by Landlord due to an Event of Default shall be applied as provided in Section 16. Landlord and Tenant shall, upon request of the other, provide such data as is maintained by the party to whom the request is made with respect to the Leased Property as may be necessary to prepare any required returns and reports. Landlord shall file all personal property tax returns in such jurisdictions where it is legally required to so file. Tenant, to the extent it possesses the same, will provide Landlord, upon request, with cost and depreciation records necessary for filing returns for any property so classified as personal property. Where Landlord is legally required to file personal property tax returns, to the extent it possesses the same, Tenant shall provide Landlord with copies of assessment notices in sufficient time for Landlord to file such tax returns and to file a protest. Landlord may protest, appeal, or institute such other proceedings as it may deem appropriate to effect a reduction of real estate or personal property assessments and Tenant shall fully cooperate with Landlord in such protest, appeal, or other action. Landlord hereby agrees to indemnify, defend, and hold harmless Tenant from and against any claims, obligations, and liabilities against or incurred by Tenant in connection with such cooperation.

4.2           Notice of Impositions. To the extent Landlord is notified of any Impositions, Landlord shall give prompt Notice to Tenant of such Impositions payable by Tenant hereunder, provided that Landlord’s failure to give any such Notice shall in no way diminish Tenant’s obligations hereunder to pay such Impositions, but such failure shall obviate any default hereunder for a reasonable time after Tenant receives Notice of any Imposition which it is obligated to pay during the first taxing period applicable thereto.

4.3           Adjustment of Impositions. Impositions imposed in respect of the tax-fiscal period during which the Term terminates shall be adjusted and prorated between Landlord and Tenant, whether or not such Imposition is imposed before or after such termination, and Tenant’s obligation to pay its prorated share thereof after termination shall survive such termination.

4.4           Utility Charges. Landlord and Tenant will cooperate in obtaining and maintaining utility services to the Leased Property. Landlord will pay or cause to be paid all charges for electricity, gas, oil, water, sewer and other utilities used in the Leased Property during the Term; provided that Tenant may obtain and maintain utility services to the Leased Property and Landlord may credit such charges against Rent or otherwise reimburse Tenant for such charges.

4.5           Insurance Premiums. Tenant will pay or cause to be paid all premiums for the insurance coverages required to be maintained by it under Section 13.

SECTION 5.

5.1           No Termination, Abatement, etc.. Except as otherwise specifically provided in this Lease, and except for loss of the Franchise Agreement solely by reason of any action or inaction by Landlord, Tenant, to the extent permitted by law, shall remain bound by this Lease in accordance with its terms and shall neither take any action without the written consent of Landlord to modify, surrender or terminate the same, nor seek nor be entitled to any abatement, deduction, deferment or reduction of the Rent, or setoff against the Rent, nor shall the obligations of Tenant be otherwise affected by reason of (a) any damage to, or destruction of, any Leased Property or any portion thereof from whatever cause or any Taking of the Leased Property or any portion thereof, (b) the lawful or unlawful prohibition of, or restriction upon, Tenant’s use of the Leased Property, or any portion thereof, or the interference with such use by any Person, corporation, partnership or other entity, or by reason of eviction by paramount title, (c) any claim which Tenant has or might have against Landlord by reason of any default or breach of any warranty by Landlord under this Lease or any other agreement between Landlord and Tenant, or to which Landlord and Tenant are parties, (d) any bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding up or other proceedings affecting Landlord or any assignee or transferee of Landlord, or (e) for any other cause whether similar or dissimilar to any of the foregoing other than a discharge of Tenant from any such obligations as a matter of law. Tenant hereby specifically waives all rights, arising from any occurrence whatsoever, which may now or hereafter be conferred upon it by law to (1) modify, surrender or terminate this Lease or quit or surrender the Leased Property or any portion thereof, or (2) entitle Tenant to any abatement, reduction, suspension or deferment of the Rent or other sums payable by Tenant hereunder, except as otherwise specifically provided in this Lease. The obligations of Tenant hereunder shall be separate and independent covenants and agreements and the Rent and all other sums payable by Tenant hereunder shall continue to be payable in all events unless the obligations to pay the same shall be terminated pursuant to the express provisions of this Lease or by termination of this Lease other than by reason of an Event of Default.

5.2           Abatement Procedures. In the event of a partial Taking as described in Section 15.5, the Lease shall not terminate, but the Base Rent shall be abated in the manner and to the extent that is fair, just and equitable to both Tenant and Landlord, taking into consideration, among other relevant factors, the number of usable rooms, the amount of square footage, or the revenue affected by such partial Taking. If Landlord and Tenant are unable to agree upon the amount of such abatement within thirty (30) days after such partial Taking, the matter may be submitted by either party to a court of competent jurisdiction for resolution.

SECTION 6.

6.1           Ownership of the Leased Property. Tenant acknowledges that the Leased Property is the property of Landlord and that Tenant has only the right to the possession and use of the Leased Property upon the terms and conditions of this Lease.

6.2           Tenant’s Personal Property. Tenant will acquire and maintain throughout the Term such Inventory as is required to operate the Leased Property in the manner contemplated by this Lease. Tenant may (and shall as provided hereinbelow), at its expense, install, affix or assemble or place on any parcels of the Land or in any of the Leased Improvements, any items of personal property (including Inventory) owned by Tenant. Tenant, at the commencement of the Term, and from time to time thereafter, shall provide Landlord with an accurate list of all such items of Tenant’s personal property (collectively, the “Tenant’s Personal Property”). Tenant may, subject to the first sentence of this Section 6.2 and the conditions set forth below, remove any of Tenant’s Personal Property set forth on such list at any time during the Term or upon the expiration or any prior termination of the Term. All of Tenant’s Personal Property, other than Inventory, not removed by Tenant within ten (10) days following the expiration or earlier termination of the Term shall be considered abandoned by Tenant and may be appropriated, sold, destroyed or otherwise disposed of by Landlord without first giving Notice thereof to Tenant, without any payment to Tenant and without any obligation to account therefor. Tenant will, at its expense, restore the Leased Property to the condition required by Section 9.1(d), including repair of all damage to the Leased Property caused by the removal of Tenant’s Personal Property, whether effected by Tenant or Landlord. Upon the expiration or earlier termination of the Term, Tenant shall sell and Landlord, or its designee, shall purchase all Inventory on hand at the Leased Property at the time of such expiration or termination for a sale price equal to Tenant’s actual cost of such Inventory, as evidenced by invoices, receipts, or other reasonable documentation. Tenant may make such financing arrangements, title retention agreements, leases or other agreements with respect to the Tenant’s Personal Property as it sees fit provided that Tenant first advises Landlord of any such arrangement and such arrangement expressly provides that in the event of Tenant’s default thereunder, Landlord (or its designee) may assume Tenant’s obligations and rights under such arrangement.

6.3           Landlord’s Lien. To the fullest extent permitted by applicable law, Landlord is granted a lien and security interest on all Tenant’s personal property now or hereinafter placed in or upon the Leased Property, and such lien and security interest shall remain attached to such Tenant’s personal property until payment in full of all Rent and satisfaction of all of Tenant’s obligations hereunder; provided, however, Landlord shall subordinate its lien and security interest to that of any non-Affiliate of Tenant which finances such Tenant’s personal property or any non-Affiliate conditional seller of such Tenant’s personal property, the terms and conditions of such subordination to be satisfactory to Landlord in the exercise of reasonable discretion. Tenant shall, upon the request of Landlord, execute such financing statements or other documents or instruments reasonably requested by Landlord to perfect the lien and security interests herein granted.

SECTION 7.

7.1           Condition of the Leased Property. Tenant acknowledges receipt and delivery of possession of the Leased Property. Tenant has examined and otherwise has knowledge of the condition of the Leased Property and has found the same to be satisfactory for its purposes hereunder. Tenant is leasing the Leased Property “as is” in its present condition. Tenant waives any claim or action against Landlord in respect of the condition of the Leased Property. LANDLORD MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, IN RESPECT OF THE LEASED PROPERTY, OR ANY PART THEREOF, EITHER AS TO ITS FITNESS FOR USE, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE OR OTHERWISE, AS TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, LATENT OR PATENT, IT BEING AGREED THAT ALL SUCH RISKS ARE TO BE BORNE BY LESSEE. LESSEE ACKNOWLEDGES THAT THE LEASED PROPERTY HAS BEEN INSPECTED BY LESSEE AND IS SATISFACTORY TO IT. Provided, however, to the extent permitted by law, Landlord hereby assigns to Tenant all of Landlord’s rights to proceed against any predecessor in title other than Tenant for breaches of warranties or representations or for latent defects in the Leased Property. Landlord shall fully cooperate with Tenant in the prosecution of any such claim, in Landlord’s or Tenant’s name, all at Tenant’s sole cost and expense. Tenant hereby agrees to indemnify, defend and hold harmless Landlord from and against any claims, obligations and liabilities against or incurred by Landlord in connection with such cooperation.

7.2           Use of the Leased Property.

(a)          Tenant covenants that it will proceed with all due diligence and will exercise its best efforts to obtain and to maintain all approvals needed to use and operate the Leased Property and the Facility under applicable local, state and federal law.

(b)          Tenant shall use or cause to be used the Leased Property only as a hotel facility, and for such other uses as may be necessary or incidental to such use or such other use as otherwise approved by Landlord (the “Primary Intended Use”). Tenant shall not use the Leased Property or any portion thereof for any other use without the prior written consent of Landlord, which consent may be granted, denied or conditioned in Landlord’s sole discretion. No use shall be made or permitted to be made of the Leased Property, and no acts shall be done, which will cause the cancellation or increase the premium of any insurance policy covering the Leased Property or any part thereof (unless another adequate policy satisfactory to Landlord is available and Tenant pays any premium increase), nor shall Tenant sell or permit to be kept, used or sold in or about the Leased Property any article which may be prohibited by law or fire underwriter’s regulations. Tenant shall, at its sole cost, comply with all of the requirements pertaining to the Leased Property of any insurance board, association, organization or company necessary for the maintenance of insurance, as herein provided, covering the Leased Property and Tenant’s Personal Property.

(c)          Subject to the provisions of Sections 14 and 15, 20 and 21, Tenant covenants and agrees that during the Term it will (1) operate continuously the Leased Property as a hotel facility, (2) keep in full force and effect and comply with all the provisions of the Franchise Agreement (other than requirements with respect to Capital Improvements), (3) not terminate or amend the Franchise Agreement without the consent of Landlord, (4) maintain appropriate certifications and licenses for such use and (5) will seek to maximize the gross revenue generated therefrom consistent with sound business practices.

(d)          Tenant shall not commit or suffer to be committed any waste on the Leased Property, or in the Facility, nor shall Tenant cause or permit any nuisance thereon.

(e)          Tenant shall neither suffer nor permit the Leased Property or any portion thereof, or Tenant’s Personal Property, to be used in such a manner as (1) might reasonably tend to impair Landlord’s (or Tenant’s, as the case may be) title thereto or to any portion thereof, or (2) may reasonably make possible a claim or claims of adverse usage or adverse possession by the public, as such, or of implied dedication of the Leased Property or any portion thereof, except as necessary in the ordinary and prudent operation of the Facility on the Leased Property.

(f)          Throughout the Term, neither Tenant nor any Affiliate of Tenant shall own, lease, operate, manage, franchise or have any interest in any hotel or motel that is within a five (5) mile radius of any hotel or motel property in which Landlord or an Affiliate of Landlord has an interest on the date Tenant or its Affiliate would otherwise commence operating or managing such property, other than pursuant to this Lease or another lease, agreement or arrangement with Landlord or an Affiliate of Landlord. Tenant agrees to notify Landlord, from time to time at the request of Landlord, of the location of any hotel or motel property the Tenant or any Affiliate owns, leases, operates, manages or has an interest in. Landlord agrees to notify Tenant, from time to time at the request of Tenant, of the location of any hotel or motel property in which Landlord or an Affiliate of Landlord has an interest. At the request of Landlord, Tenant shall provide such information as Landlord may reasonably request in order to confirm to the Landlord that the requirements of this Section 7.2(f) are satisfied.

7.3           Landlord to Grant Easements, etc.. Landlord will, from time to time, so long as no Event of Default has occurred and is continuing, at the request of Tenant and at Tenant’s cost and expense (but subject to the approval of Landlord, which approval shall not be unreasonably withheld or delayed), (a) grant easements and other rights in the nature of easements with respect to the Leased Property to third parties, (b) release existing easements or other rights in the nature of easements which are for the benefit of the Leased Property, (c) dedicate or transfer unimproved portions of the Leased Property for road, highway or other public purposes, (d) execute petitions to have the Leased Property annexed to any municipal corporation or utility district, (e) execute amendments to any covenants and restrictions affecting the Leased Property and (f) execute and deliver to any person any instrument appropriate to confirm or effect such grants, releases, dedications, transfers, petitions and amendments (to the extent of its interests in the Leased Property), but only upon delivery to Landlord of an Officer’s Certificate stating that such grant, release, dedication, transfer, petition or amendment is not detrimental to the proper conduct of the business of Tenant on the Leased Property and does not materially reduce the value of the Leased Property.

SECTION 8.

8.1          Compliance with Legal and Insurance Requirements, etc. Subject to Section 8.3(b) below and Section 12 relating to permitted contests, and subject further to the obligations of Landlord with respect to Capital Improvements as set forth in Section 9.1(b), Tenant, at its expense, will promptly (a) comply with all applicable Legal Requirements and Insurance Requirements in respect of the use, operation, maintenance, repair and restoration of the Leased Property, and (b) procure, maintain and comply with all appropriate licenses and other authorizations required for any use of the Leased Property and Tenant’s Personal Property then being made, and for the proper erection, installation, operation and maintenance of the Leased Property or any part thereof.

8.2           Legal Requirement Covenants. Subject to Section 8.3(b) below, Tenant covenants and agrees that the Leased Property and Tenant’s Personal Property shall not be used for any unlawful purpose, and that Tenant shall not permit or suffer to exist any unlawful use of the Leased Property by others. Tenant shall acquire and maintain all appropriate licenses, certifications, permits and other authorizations and approvals needed to operate the Leased Property in its customary manner for the Primary Intended Use, and any other lawful use conducted on the Leased Property as may be permitted from time to time hereunder. Tenant further covenants and agrees that Tenant’s use of the Leased Property and maintenance, alteration, and operation of the same, and all parts thereof, shall at all times conform to all Legal Requirements, unless the same are finally determined by a court of competent jurisdiction to be unlawful (and Tenant shall cause all such sub-tenants, invitees or others to so comply with all Legal Requirements). Tenant may, however, upon prior Notice to Landlord, contest the legality or applicability of any such Legal Requirement or any licensure or certification decision if Tenant maintains such action in good faith, with due diligence, without prejudice to Landlord’s rights hereunder, and at Tenant’s sole expense. If by the terms of any such Legal Requirement compliance therewith pending the prosecution of any such proceeding may legally be delayed without the incurrence of any lien, charge or liability of any kind against the Facility or Tenant’s leasehold interest therein and without subjecting Tenant or Landlord to any liability, civil or criminal, for failure so to comply therewith, Tenant may delay compliance therewith until the final determination of such proceeding. If any lien, charge or civil or criminal liability would be incurred by reason of any such delay, Tenant, on the prior written consent of Landlord, which consent shall not be unreasonably withheld, may nonetheless contest as aforesaid and delay as aforesaid provided that such delay would not subject Landlord to criminal liability and Tenant both (a) furnishes to Landlord security reasonably satisfactory to Landlord against any loss or injury by reason of such contest or delay and (b) prosecutes the contest with due diligence and in good faith.

8.3           Environmental Covenants. Landlord and Tenant (in addition to, and not in diminution of, Tenant’s covenants and undertakings in Sections 8.1 and 8.2 hereof) covenant and agree as follows:

(a)          At all times hereafter until such time as all liabilities, duties or obligations of Tenant to the Landlord under the Lease have been satisfied in full, Tenant shall fully comply with all Environmental Laws applicable to the Leased Property and the operations thereon, subject to the obligations of Landlord with respect to Capital Improvements as set forth in Section 9.1(b) unless caused by the acts or grossly negligent failures to act of Tenant. Tenant agrees to give Landlord written notice of the following, promptly after Tenant receives knowledge thereof: (1) all Environmental Liabilities; (2) all pending, threatened or anticipated Proceedings, and all notices, demands, requests or investigations, relating to any Environmental Liability or relating to the issuance, revocation or change in any Environmental Authorization required for operation of the Leased Property; (3) all Releases at, on, in, under or in any way affecting the Leased Property, or any Release at, on, in or under any property adjacent to the Leased Property; and (4) all facts, events or conditions that could reasonably lead to the occurrence of any of the above-referenced matters.

(b)          Landlord hereby agrees to defend, indemnify and save harmless any and all Tenant Indemnified Parties from and against any and all Environmental Liabilities other than Environmental Liabilities which were caused by the intentionally wrongful acts or negligent acts or negligent failures to act of Tenant; provided, however, that any successor Landlord, including any lender of the Landlord under any mortgage encumbering the Leased Property that becomes a successor Landlord, shall have no liability under this Section 8.3(b) unless Environmental Liabilities are caused by such successor Landlord’s intentionally wrongful acts or grossly negligent acts or grossly negligent failures to act.

(c)          Tenant hereby agrees to defend, indemnify and save harmless any and all Landlord Indemnified Parties from and against any and all Environmental Liabilities caused by the intentionally wrongful acts or negligent acts or negligent failures to act of Tenant.

(d)          If any Proceeding is brought against any Indemnified Party in respect of an Environmental Liability with respect to which such Indemnified Party may claim indemnification under either Section 8.3(b) or (c), the Indemnifying Party, upon request, shall at its sole expense resist and defend such Proceeding, or cause the same to be resisted and defended by counsel designated by the Indemnified Party and approved by the Indemnifying Party, which approval shall not be unreasonably withheld; provided, however, that such approval shall not be required in the case of defense by counsel designated by any insurance company undertaking such defense pursuant to any applicable policy of insurance. Each Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel will be at the sole expense of such Indemnified Party unless such counsel has been approved by the Indemnifying Party, which approval shall not be unreasonably withheld. The Indemnifying Party shall not be liable for any settlement of any such Proceeding made without its consent, which shall not be unreasonably withheld, but if settled with the consent of the Indemnifying Party, or if settled without its consent (if its consent shall be unreasonably withheld), or if there be a final, nonappealable judgment for an adversary party in any such Proceeding, the Indemnifying Party shall indemnify and hold harmless the Indemnified Parties from and against any liabilities incurred by such Indemnified Parties by reason of such settlement or judgment.

(e)          At any time any Indemnified Party has reason to believe circumstances exist which could reasonably result in an Environmental Liability, upon reasonable prior written notice to Tenant stating such Indemnified Party’s basis for such belief, an Indemnified Party shall be given immediate access to the Leased Property (including, but not limited to, the right to enter upon, investigate, drill wells, take soil borings, excavate, monitor, test, cap and use available land for the testing of remedial technologies), Tenant’s employees, and to all relevant documents and records regarding the matter as to which a responsibility, liability or obligation is asserted or which is the subject of any Proceeding; provided that such access may be conditioned or restricted as may be reasonably necessary to ensure compliance with law and the safety of personnel and facilities or to protect confidential or privileged information. All Indemnified Parties requesting such immediate access and cooperation shall endeavor to coordinate such efforts to result in as minimal interruption of the operation of the Leased Property as practicable.

(f)          The indemnification rights and obligations provided for in this Section 8 shall be in addition to any indemnification rights and obligations provided for elsewhere in this Lease.

(g)          The indemnification rights and obligations provided for in this Section 8 shall survive the termination of this Agreement.

For purposes of this Section 8.3, all amounts for which any Indemnified Party seeks indemnification shall be computed net of (a) any actual income tax benefit resulting therefrom to such Indemnified Party, (b) any insurance proceeds received (net of tax effects) with respect thereto, and (c) any amounts recovered (net of tax effects) from any third parties based on claims the Indemnified Party has against such third parties which reduce the damages that would otherwise be sustained; provided that in all cases, the timing of the receipt or realization of insurance proceeds or income tax benefits or recoveries from third parties shall be taken into account in determining the amount of reduction of damages. Each Indemnified Party agrees to use its reasonable efforts to pursue, or assign to Tenant or Landlord, as the case may be, any claims or rights it may have against any third party which would materially reduce the amount of damages otherwise incurred by such Indemnified Party.

Notwithstanding anything to the contrary contained in this Agreement, if Landlord shall become entitled to the possession of the Leased Property by virtue of the termination of the Lease or repossession of the Leased Property, then Landlord may assign its indemnification rights under Section 8.3 of this Agreement (but not any other rights hereunder) to any Person to whom the Landlord subsequently transfers the Leased Property, subject to the following conditions and limitations, each of which shall be deemed to be incorporated into the terms of such assignment, whether or not specifically referred to therein:

The indemnification rights referred to in this section may be assigned only if a known Environmental Liability then exists or if a Proceeding is then pending or, to the knowledge of Tenant or Landlord, then threatened with respect to the Leased Property;

Such indemnification rights shall be limited to Environmental Liabilities relating to or specifically affecting the Leased Property; and

Any assignment of such indemnification rights shall be limited to the immediate transferee of Landlord, and shall not extend to any such transferee’s successors or assigns.

SECTION 9.

9.1           Maintenance and Repair.

(a)          Except as provided in Section 9.1(b) or Section 14, Tenant, at its sole expense, will keep the Leased Property in good order and repair except for ordinary wear and tear (whether or not the need for such repairs occurred as a result of Tenant’s use, any prior use, the elements or the age of the Leased Property, or any portion thereof), and, with reasonable promptness, make all necessary and appropriate repairs, replacements, and improvements thereto of every kind and nature, whether interior or exterior, ordinary or extraordinary, foreseen or unforeseen or arising by reason of a condition existing prior to the commencement of the Term of this Lease (concealed or otherwise), or required by any governmental agency having jurisdiction over the Leased Property. Tenant, however, shall be permitted to prosecute claims against Landlord’s predecessors in title for breach of any representation or warranty or for any latent defects in the Leased Property to be maintained by Tenant unless Landlord is already diligently pursuing such a claim. All repairs shall, to the extent reasonably achievable, be at least equivalent in quality to the original work. Tenant will not take or omit to take any action, the taking or omission of which might materially impair the value or the usefulness of the Leased Property or any part thereof for its Primary Intended Use.

(b)          Notwithstanding Tenant’s obligations under Section 9.1(a) above or elsewhere in this Lease, unless caused by Tenant’s negligence or willful misconduct or that of its employees or agents, Tenant shall not be responsible for any Capital Improvements, including (without limitation) Capital Improvements required by the Franchisor under the Franchise Agreement. Landlord shall be responsible for all Capital Improvements, subject to (i) Landlord’s right to approve the Capital Budget pursuant to Section 39, and (ii) Landlord’s right in its sole discretion to refuse to make any Capital Expenditure required by the Franchisor; provided that, if such refusal results in a default under or termination of the Franchise Agreement, Landlord shall be responsible for all damages, termination payments payable by Tenant under the terms of the Franchise Agreement, application fees for a new franchise license approved by Landlord, increased royalty fees and other costs arising out of such refusal or out of the resulting need to apply for and enter into a substitute franchise license agreement. Except as set forth in the preceding sentence, Landlord shall not under any circumstances be required to build or rebuild any improvement on the Leased Property, or to make any repairs, replacements, alterations, restorations or renewals of any nature or description to the Leased Property, whether ordinary or extraordinary, foreseen or unforeseen, or to make any expenditure whatsoever with respect thereto, in connection with this Lease, or to maintain the Leased Property in any way. Tenant hereby waives, to the extent permitted by law, the right to make repairs at the expense of Landlord pursuant to any law in effect at the time of the execution of this Lease or hereafter enacted. Landlord shall have the right to give, record and post, as appropriate, notices of nonresponsibility under any mechanic’s lien laws now or hereafter existing.

(c)          Nothing contained in this Lease and no action or inaction by Landlord shall be construed as (1) constituting the request of Landlord, expressed or implied, to any contractor, subcontractor, laborer, materialman or vendor to or for the performance of any labor or services or the furnishing of any materials or other property for the construction, alteration, addition, repair or demolition of or to the Leased Property or any part thereof, or (2) giving Tenant any right, power or permission to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Landlord in respect thereof or to make any agreement that may create, or in any way be the basis for any right, title, interest, lien, claim or other encumbrance upon the estate of Landlord in the Leased Property, or any portion thereof.

(d)          Tenant will, upon the expiration or prior termination of the Term, vacate and surrender the Leased Property to Landlord in the condition in which the Leased Property was originally received from Landlord, except as repaired, rebuilt, restored, altered or added to as permitted or required by the provisions of this Lease and except for ordinary wear and tear (subject to the obligation of Tenant to maintain the Leased Property in good order and repair, as would a prudent owner, during the entire Term of the Lease, to the extent required in Section 9.1(a)), or damage by casualty or Condemnation (subject to the obligations of Tenant to restore or repair as set forth in the Lease.)

9.2           Encroachments, Restrictions, Etc.. If any of the Leased Improvements, at any time, materially encroach upon any property, street or right-of-way adjacent to the Leased Property, or violate the agreements or conditions contained in any lawful restrictive covenant or other agreement affecting the Leased Property, or any part thereof, or impair the rights of others under any easement or right-of-way to which the Leased Property is subject, then promptly upon the request of Landlord or at the behest of any person affected by any such encroachment, violation or impairment, Tenant shall, at its expense, subject to its right to contest the existence of any encroachment, violation or impairment and in such case, in the event of an adverse final determination, either (a) obtain valid and effective waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation or impairment, whether the same shall affect Landlord or Tenant or (b) make such changes in the Leased Improvements, and take such other actions, as Tenant in the good faith exercise of its judgment deems reasonably practicable to remove such encroachment, and to end such violation or impairment, including, if necessary, the alteration of any of the Leased Improvements, and in any event take all such actions as may be necessary in order to be able to continue the operation of the Leased Improvements for the Primary Intended Use substantially in the manner and to the extent the Leased Improvements were operated prior to the assertion of such violation, impairment or encroachment; provided, however, that any Capital Improvement shall be the responsibility of Landlord. Any such alteration shall be made in conformity with the applicable requirements of Section 10. Tenant’s obligations under this Section 9.2 shall be in addition to and shall in no way discharge or diminish any obligation of any insurer under any policy of title or other insurance held by Landlord.

SECTION 10.

10.1         Alterations. Tenant shall have the right to make additions, modifications or improvements to the Leased Property from time to time as Tenant, in its discretion, may deem to be desirable for its permitted uses and purposes, provided that such action will not significantly alter the character or purposes or significantly detract from the value or operating efficiency thereof and will not significantly impair the revenue-producing capability of the Leased Property or adversely affect the ability of the Tenant to comply with the provisions of this Lease. The cost of such additions, modifications or improvements to the Leased Property shall be paid by Tenant, and all such additions, modifications and improvements shall, without payment by Landlord at any time, be included under the terms of this Lease and upon expiration or earlier termination of this Lease shall pass to and become the property of Landlord.

10.2         Salvage. All materials which are scrapped or removed in connection with the making of repairs required by Sections 9 or 10 shall be or become the property of Landlord or Tenant depending on which party is paying for or providing the financing for such work.

10.3         Joint Use Agreements. If Tenant constructs additional improvements that are connected to the Leased Property or share maintenance facilities, HVAC, electrical, plumbing or other systems, utilities, parking or other amenities, the parties shall enter into a mutually agreeable cross-easement or joint use agreement to make available necessary services and facilities in connection with such additional improvements, to protect each of their respective interests in the properties affected, and to provide for separate ownership, use, and/or financing of such improvements.

SECTION 11.

11.1         Liens. Subject to the provision of Section 12 relating to permitted contests, Tenant will not directly or indirectly create or allow to remain and will promptly discharge at its expense any lien, encumbrance, attachment, title retention agreement or claim upon the Leased Property or any attachment, levy, claim or encumbrance in respect of the Rent, not including, however, (a) this Lease, (b) the matters, if any, included as exceptions in the title policy insuring Landlord’s interest in the Leased Property, (c) restrictions, liens and other encumbrances which are consented to in writing by Landlord or any easements granted pursuant to the provisions of Section 7.3 of this Lease, (d) liens for those taxes upon Landlord which Tenant is not required to pay hereunder, (e) subleases permitted by Section 22 hereof, (f) liens for Impositions or for sums resulting from noncompliance with Legal Requirements so long as (1) the same are not yet payable or are payable without the addition of any fine or penalty or (2) such liens are in the process of being contested as permitted by Section 12, (g) liens of mechanics, laborers, materialmen, suppliers or vendors for sums either disputed or not yet due provided that (1) the payment of such sums shall not be postponed under any related contract for more than sixty (60) days after the completion of the action giving rise to such lien and such reserve or other appropriate provisions as shall be required by law or generally accepted accounting principles shall have been made therefor or (2) any such liens are in the process of being contested as permitted by Section 12 hereof, and (h) any liens which are the responsibility of Landlord pursuant to the provisions of Section 33 of this Lease.

SECTION 12.

12.1         Permitted Contests. Tenant shall have the right to contest the amount or validity of any Imposition to be paid by Tenant or any Legal Requirement or Insurance Requirement or any lien, attachment, levy, encumbrance, charge or claim (“Claims”) not otherwise permitted by Section 11, by appropriate legal proceedings in good faith and with due diligence (but this shall not be deemed or construed in any way to relieve, modify or extend Tenant’s covenants to pay or its covenants to cause to be paid any such charges at the time and in the manner as in this Section provided), on condition, however, that such legal proceedings shall not operate to relieve Tenant from its obligations hereunder and shall not cause the sale or risk the loss of the Leased Property, or any part thereof, or cause Landlord or Tenant to be in default under any mortgage, deed of trust or security deed encumbering the Leased Property or any interest therein. Upon the request of Landlord, Tenant shall either (a) provide a bond or other assurance reasonably satisfactory to Landlord that all Claims which may be assessed against the Leased Property together with interest and penalties, if any, thereon will be paid, or (b) deposit within the time otherwise required for payment with a bank or trust company as trustee upon terms reasonably satisfactory to Landlord, as security for the payment of such Claims, money in an amount sufficient to pay the same, together with interest and penalties in connection therewith, as to all Claims which may be assessed against or become a Claim on the Leased Property, or any part thereof, in said legal proceedings. Tenant shall furnish Landlord and any lender of Landlord with reasonable evidence of such deposit within five (5) days of the same. Landlord agrees to join in any such proceedings if the same be required to legally prosecute such contest of the validity of such Claims; provided, however, that Landlord shall not thereby be subjected to any liability for the payment of any costs or expenses in connection with any proceedings brought by Tenant; and Tenant covenants to indemnify and save harmless Landlord from any such costs or expenses. Tenant shall be entitled to any refund of any Claims and such charges and penalties or interest thereon which have been paid by Tenant or paid by Landlord and for which Landlord has been fully reimbursed. In the event that Tenant fails to pay any Claims when due or to provide the security therefor as provided in this Section 12.1 and to diligently prosecute any contest of the same, Landlord may, upon ten (10) days advance Notice to Tenant, pay such charges together with any interest and penalties and the same shall be repayable by Tenant to Landlord as Additional Charges at the next Payment Date provided for in this Lease. Provided, however, that should Landlord reasonably determine that the giving of such Notice would risk loss to the Leased Property or cause damage to Landlord, then Landlord shall give such Notice as is practical under the circumstances. Landlord reserves the right to contest any of the Claims at its expense not pursued by Tenant. Landlord and Tenant agree to cooperate in coordinating the contest of any claims.

SECTION 13.

13.1         General Insurance Requirements. During the Term of this Lease, the Leased Property shall at all times be insured with the kinds and amounts of insurance described below.

(a)          This insurance shall be written by companies authorized to issue insurance in the State. The policies must name the party obtaining the policy as the insured or as an additional named insured, as the case may be. Losses shall be payable to Landlord or Tenant as provided in this Lease. Any loss adjustment shall require the written consent of Landlord and Tenant, each acting reasonably and in good faith. Evidence of insurance shall be deposited with Landlord. The policies on the Leased Property, including the Leased Improvements, Fixtures and Tenant’s Personal Property, shall include:

(b)          Building insurance on the “Special Form” (formerly “All Risk” form) (including earthquake and flood in reasonable amounts as determined by Landlord) in an amount not less than one hundred percent (100%) of the then full replacement cost thereof (as defined in Section 13.2) or such other amount which is acceptable to Landlord, and personal property insurance on the “Special Form” in the full amount of the replacement cost thereof;

(c)          Insurance for loss or damage (direct and indirect) from steam boilers, pressure vessels or similar apparatus, now or hereafter installed in the Facility, in the minimum amount of $5,000,000 or in such greater amounts as are then customary or as may be reasonably requested by Landlord from time to time;

(d)          Insurance covering such other hazards and in such amounts as may be customary for comparable properties in the area of the Leased Property and is available from insurance companies, insurance pools or other appropriate companies authorized to do business in the State at rates which are economically practicable in relation to the risks covered as may be reasonably requested by Landlord;

(e)          Loss of income insurance on the “Special Form”, in the amount of one year of Base Rent for the benefit of Landlord, and business interruption insurance on the “Special Form” in the amount of one (1) year of gross profit, for the benefit of Tenant;

(f)           Commercial general liability insurance, with amounts not less than $10,000,000 covering each of the following: bodily injury, death, or property damage liability per occurrence, personal and advertising injury, general aggregate, products and completed operations, with respect to Landlord, and “all risk legal liability” (including liquor law or “dram shop” liability if liquor or alcoholic beverages are served on the Leased Property) with respect to Landlord and Tenant;

(g)          Fidelity bonds with limits and deductibles as may be reasonably requested by Landlord, covering Tenant’s employees in job classifications normally bonded under prudent hotel management practices in the United States or otherwise required by law;

(h)          Workers’ compensation insurance to the extent necessary to protect Landlord and the Leased Property against Tenant’s workers’ compensation claims;

(i)          Vehicle liability insurance for owned, non-owned, and hired vehicles, in the amount of $1,000,000;

(j)          Such other insurance as Landlord may reasonably request for facilities such as the Leased Property and the operation thereof; and

(k)          Tenant shall obtain the insurance and pay the premiums for the coverages described in (d) through (i) above, and Landlord shall obtain the insurance and pay the premiums for the coverages described in (a) through (c) above. The Tenant shall also be responsible for any and all deductibles in connection with such coverages. In the event that the Landlord can obtain comparable insurance coverage required to be carried by Tenant from comparable insurers at a cost significantly less than that at which Tenant can obtain such coverage, the parties shall cooperate in good faith to obtain such coverage at the lower cost and the Tenant shall pay the premiums therefor.

13.2         Replacement Cost. The term “full replacement cost” as used herein shall mean the actual replacement cost of the Leased Property requiring replacement from time to time including an increased cost of construction endorsement, if available, and the cost of debris removal. In the event either party believes that full replacement cost (the then-replacement cost less such exclusions) has increased or decreased at any time during the Lease Term, it shall have the right to have such full replacement cost re-determined.

13.3         Worker’s Compensation. Tenant, at its sole cost, shall at all times maintain adequate worker’s compensation insurance coverage for all persons employed by Tenant on the Leased Property. Such worker’s compensation insurance shall be in accordance with the requirements of applicable local, state and federal law.

13.4         Waiver of Subrogation. All insurance policies carried by Landlord or Tenant covering the Leased Property, the Fixtures, the Facility or Tenant’s Personal Property, including, without limitation, contents, fire and casualty insurance, shall expressly waive any right of subrogation on the part of the insurer against the other party. The parties hereto agree that their policies will include such waiver clause or endorsement so long as the same are obtainable without extra cost, and in the event of such an extra charge the other party, at its election, may pay the same, but shall not be obligated to do so.

13.5         Form Satisfactory, etc.. All of the policies of insurance referred to in this Section 13 shall be written in a form, with deductibles and by insurance companies satisfactory to Landlord. Subject to the right to reimbursement or credit specified in Section 13.1, the party responsible for obtaining any policy shall pay all of the premiums therefor, and deliver such policies or certificates thereof to the other party prior to their effective date (and, with respect to any renewal policy, thirty (30) days prior to the expiration of the existing policy), and in the event of the failure of the responsible party either to effect such insurance as herein called for or to pay the premiums therefor, or to deliver such policies or certificates thereof to the other party at the times required, such other party shall be entitled, but shall have no obligation, to effect such insurance and pay the premiums therefor, and to be reimbursed upon written demand therefor. The responsible party’s failure to repay the same within thirty (30) days after Notice of such failure shall constitute an Event of Default within the meaning of Section 16.1(b). Each insurer mentioned in this Section shall agree, by endorsement to the policy or policies issued by it, or by independent instrument furnished to the party not responsible hereunder for obtaining such policy, that it will give thirty (30) days’ written notice before the policy or policies in question shall be materially altered, allowed to expire or canceled.

13.6         Increase in Limits. If either Landlord or Tenant at any time deems the limits of the personal injury or property damage under the comprehensive public liability insurance then carried to be either excessive or insufficient, Landlord or Tenant shall endeavor in good faith to agree on the proper and reasonable limits for such insurance to be carried and such insurance shall thereafter be carried with the limits thus agreed on until further change pursuant to the provisions of this Section.

13.7         Blanket Policy. Notwithstanding anything to the contrary contained in this Section 13, Landlord may bring the insurance provided for herein within the coverage of a so-called blanket policy or policies of insurance carried and maintained by Landlord; provided, however, that the coverage afforded to Tenant will not be reduced or diminished or otherwise be different from that which would exist under a separate policy meeting all other requirements of this Lease by reason of the use of such blanket policy of insurance, and provided further that the requirements of this Section 13 are otherwise satisfied.

13.8         No Separate Insurance. Tenant shall not on Tenant’s own initiative or pursuant to the request or requirement of any third party, take out separate insurance concurrent in form or contributing in the event of loss with that required in this Section 13 to be furnished, or increase the amount of any then existing insurance by securing an additional policy or additional policies, unless all parties having an insurable interest in the subject matter of the insurance, including in all cases Landlord, are included therein as additional insureds, and the loss is payable under such additional separate insurance in the same manner as losses are payable under this Lease. Tenant shall immediately notify Landlord that Tenant has obtained any such separate insurance or of the increasing of any of the amounts of the then existing insurance.

SECTION 14.

14.1         Insurance Proceeds. Subject to the provisions of Section 14.6, all proceeds payable by reason of any loss or damage to the Leased Property, or any portion thereof, and insured under any policy of insurance required by Section 13 of this Lease shall be paid to Landlord and held by Landlord in an interest-bearing account, shall be made available, if applicable, for reconstruction or repair, as the case may be, of any damage to or destruction of the Leased Property, or any portion thereof, and, if applicable, shall be paid out by Landlord from time to time for the reasonable costs of such reconstruction or repair upon satisfaction of reasonable terms and conditions specified by Landlord. Any excess proceeds of insurance remaining after the completion of the restoration or reconstruction of the Leased Property shall be paid to Landlord. If neither Landlord nor Tenant is required or elects to repair and restore, all insurance proceeds shall be retained by Landlord. All salvage resulting from any risk covered by insurance shall belong to Landlord.

14.2         Reconstruction in the Event of Damage or Destruction Covered by Insurance.

(a)          Except as provided in Section 14.6, if during the Term the Leased Property is totally or partially destroyed by a risk covered by the insurance described in Section 13, whether or not such damage or destruction renders the Facility Unsuitable for its Primary Intended Use, Tenant shall be obligated, but only to the extent of any insurance proceeds made available to Tenant and any other sums advanced by Landlord pursuant to the next sentence, to restore the Facility to substantially the same condition as existed immediately before the damage or destruction and otherwise in accordance with the terms of the Lease. If the insurance proceeds are not adequate to restore the Facility to that condition, each of Landlord and Tenant shall have the right to terminate this Lease, without in any way affecting any other leases in effect between Landlord and Tenant, by giving Notice to the other and all insurance proceeds shall be retained by Landlord; provided, however that, if such termination is by Tenant, Landlord shall have the right, in its sole discretion, to nullify the termination and keep this Lease in full force by providing, within thirty (30) days after Tenant’s Notice of termination, a Notice to Tenant of Landlord’s unconditional, legally binding obligation to be responsible for all restoration costs in excess of the insurance proceeds. If this Lease is terminated by either party as aforesaid (and such termination is not nullified by Landlord) and if the inadequacy of insurance proceeds was the result of Landlord’s failure to maintain the proper insurance coverages as required pursuant to Section 13, Landlord shall, within one hundred eighty (180) days after such termination, either (i) pay to Tenant the Fair Market Value of the leasehold estate hereunder as of the termination date or (ii) offer to lease to Tenant one or more hotel facilities pursuant to one or more leases that would create for Tenant leasehold estates having an aggregate Fair Market Value no less than the Fair Market Value of the leasehold estate hereunder, as of the date of termination. If this Lease is not terminated and Tenant restores the Facility, the insurance proceeds, and any other sums made available by Landlord as aforesaid, shall be paid out by Landlord from time to time for the reasonable costs of such restoration upon satisfaction of reasonable terms and conditions, and any excess proceeds remaining after such restoration shall be retained by Landlord.

(b)          Notwithstanding the provisions of Section 14.2(a) above, if Tenant cannot within a reasonable time obtain all necessary government approvals, including building permits, licenses and conditional use permits, after diligent efforts to do so, to perform all required repair and restoration work and to operate the Facility for its Primary Intended Use in substantially the same manner as that existing immediately prior to such damage or destruction and otherwise in accordance with the terms of the Lease, either Landlord or Tenant may terminate this Lease by providing Notice to the other party, without in any way affecting any other Leases then in effect between Landlord and Tenant.

14.3         Reconstruction in the Event of Damage or Destruction Not Covered by Insurance. Except as provided in Section 14.6, if during the Term the Facility is totally or materially destroyed by a risk not covered by the insurance described in Section 13, whether or not such damage or destruction renders the Facility Unsuitable for its Primary Intended Use, the provisions of Section 14.2 applicable to casualties for which insurance proceeds are inadequate shall govern.

14.4         Tenant’s Property. All insurance proceeds payable by reason of any loss of or damage to any of Tenant’s Personal Property shall be paid to Tenant; provided, however, no such payments shall diminish or reduce the insurance payments otherwise payable to or for the benefit of Landlord hereunder.

14.5         Abatement of Rent. Any damage or destruction due to casualty notwithstanding, this Lease shall remain in full force and effect and Tenant’s obligation to make rental payments and to pay all other charges required by this Lease shall remain unabated by any damage or destruction which does not result in a reduction of Gross Revenue. If and to the extent that any damage or destruction results in a reduction of Gross Revenue which would otherwise be realizable from the operation of the Facility, then Landlord shall receive all loss of income insurance and Tenant shall have no obligation to pay Rent in excess of the amount of Percentage Rent, if any, realizable from Gross Revenues generated by the operation of the Facility during the existence of such damage or destruction; provided, however, that if such damage or destruction was caused by Tenant’s gross negligence or willful misconduct, Tenant shall remain liable for the amount of Rent which would have been payable hereunder at a rate equal to the average Rent during the last two preceding 12-month Lease Years (or if two 12- month Lease Years have not elapsed, the average during the preceding 12-month Lease Year, or if one Lease Year has not elapsed, the amount derived by annualizing the Rent from the Commencement Date of this Lease), as if such damage or destruction had not occurred.

14.6         Damage Near End of Term. Notwithstanding any provisions of Section 14.2 or 14.3 appearing to the contrary, if damage to or destruction of the Facility unsuitable for its Primary Intended Use occurs during the last twelve (12) months of the Term, then Tenant shall have the right to terminate this Lease by giving written notice to Tenant within thirty (30) days after the date of damage or destruction, whereupon all accrued Rent shall be paid immediately, and this Lease shall automatically terminate five days after the date of such notice.

14.7         Waiver. Tenant hereby waives any statutory rights of termination that may arise by reason of any damage or destruction of the Facility that Landlord is obligated to restore or may restore under any of the provisions of this Lease.

SECTION 15.

15.1         Definitions.

(a)          “Condemnation” means a Taking resulting from (1) the exercise of any governmental power, whether by legal proceedings or otherwise, by a Condemnor, and (2) a voluntary sale or transfer by Landlord to any Condemnor, either under threat of condemnation or while legal proceedings for condemnation are pending.

(b)          “Date of Taking” means the date the Condemnor has the right to possession of the property being condemned.

(c)          “Award” means all compensation, sums or anything of value awarded, paid or received on a total or partial Condemnation.

(d)          “Condemnor” means any public or quasi-public authority, or private corporation or individual, having the power of Condemnation.

15.2         Parties’ Rights and Obligations. If during the Term there is any Condemnation of all or any part of the Leased Property or any interest in this Lease, the rights and obligations of Landlord and Tenant shall be determined by this Section 15.2.

15.3         Total Taking. If title to the fee of the whole of the Leased Property is condemned by any Condemnor, this Lease shall cease and terminate as of the Date of Taking by the Condemnor, without in any way affecting any other Leases then in effect between Landlord and Tenant. If title to the fee of less than the whole of the Leased Property is so taken or condemned, which nevertheless renders the Leased Property Unsuitable or Uneconomic for its Primary Intended Use, Tenant and Landlord shall each have the option, by notice to the other, at any time prior to the Date of Taking, to terminate this Lease as of the Date of Taking. Upon such date, if such Notice has been given, this Lease shall thereupon cease and terminate. All Base Rent, Percentage Rent and Additional Charges paid or payable by Tenant hereunder shall be apportioned as of the Date of Taking, and Tenant shall promptly pay Landlord such amounts.

15.4         Allocation of Award. The total Award made with respect to the Leased Property in connection with a Total Taking shall be equitably apportioned between Landlord and Tenant in proportion to the then fair market values of the respective estates and interests of Landlord and Tenant in and to the Leased Property and under this Lease.

15.5         Partial Taking. If title to less than the whole of the Leased Property is condemned, and the Leased Property is still suitable for its Primary Intended Use, and not Uneconomic for its Primary Intended Use, or if Tenant or Landlord is entitled but neither elects not to terminate this Lease as provided in Section 15.3, Tenant at its cost shall with all reasonable dispatch , but only to the extent of any condemnation awards made available to Tenant and any other sums advanced by Landlord pursuant to the next sentence, restore the untaken portion of any Leased Improvements so that such Leased Improvements constitute a complete architectural unit of the same general character and condition (as nearly as may be possible under the circumstances) as the Leased Improvements existing immediately prior to the Condemnation. If the condemnation awards are not adequate to restore the Facility to that condition, each of Landlord and Tenant shall have the right to terminate this Lease, without in any way affecting any other leases in effect between Landlord and Tenant, by giving Notice to the other; provided, however that, if such termination is by Tenant, Landlord shall have the right, in its sole discretion, to nullify the termination and keep this Lease in full force by providing, within thirty (30) days after Tenant’s Notice of termination, a Notice to Tenant of Landlord’s unconditional, legally binding obligation to be responsible for all restoration costs in excess of the condemnation awards. If this Lease is not terminated and Tenant restores the Facility, the condemnation awards, and any other sums made available by Landlord as aforesaid, shall be held in trust by Landlord and paid out by Landlord from time to time for the reasonable costs of such restoration upon satisfaction of reasonable terms and conditions, and any excess awards remaining after such restoration shall be retained by Landlord unless the partial condemnation materially impairs the operations or financial performance of the Facility, in which latter event the award shall be equitably apportioned between Landlord and Tenant in proportion to the then fair market values of the respective estates and interests of Landlord and Tenant in and to the Leased Property and under this Lease.

15.6         Temporary Taking. If the whole or any part of the Leased Property or of Tenant’s interest under this Lease is condemned by any Condemnor for its temporary use or occupancy, this Lease shall not terminate by reason thereof, and Tenant shall continue to pay, in the manner and at the terms herein specified, the full amounts of Base Rent and Additional Charges. In addition, the entire amount of any Award made for such Condemnation allocable to the Term of this Lease, whether paid by way of damages, rent or otherwise, shall be paid to Tenant and, except for any portion thereof utilized for restoration, shall be deemed to be Room Revenue for the purpose of calculating the Percentage Rent payable hereunder during such temporary taking. Except only to the extent that Tenant may be prevented from so doing pursuant to the terms of the order of the Condemnor, Tenant shall continue to perform and observe all of the other terms, covenants, conditions and obligations hereof on the part of the Tenant to be performed and observed, as though such Condemnation had not occurred. Tenant covenants that upon the termination of any such period of temporary use or occupancy it will, at its sole cost and expense (subject to Landlord’s contribution as set forth below), restore the Leased Property as nearly as may be reasonably possible to the condition in which the same was immediately prior to such Condemnation, unless (a) such period of temporary use or occupancy extends beyond the expiration of the Term, in which case Tenant shall not be required to make such restoration, or (b) the condemnation award is inadequate to cover the costs of such restoration, in which case the provisions of Section 15.5 applicable to inadequate awards shall govern. If restoration is required in connection with such temporary taking and the condemnation award (together with any other sums Landlord elects, in its sole discretion, to advance) is adequate to pay the costs thereof, the provisions of Section 15.5 shall govern the disbursement of the awards (and other sums, if applicable) and the disposition of any awards in excess of restoration costs. If restoration is required hereunder, Landlord shall contribute to the cost of such restoration that portion of its entire Award that is specifically allocated to such restoration in the judgment or order of the court, if any, and Tenant shall fund the balance of such costs in advance of restoration in a manner reasonably satisfactory to Landlord.

SECTION 16.

16.1         Events of Default. If any one or more of the following events (individually, an “Event of Default”) occurs:

(a)          if Tenant fails to make payment of the Base Rent when the same becomes due and payable for a period of ten (10) days after receipt by the Tenant of Notice from the Landlord thereof;

(b)          if Tenant fails to make payment of quarterly Percentage Rent when the same becomes due and payable and such condition continues for a period of ten (10) days after receipt by the Tenant of Notice from the Landlord thereof;

(c)          if Tenant fails to observe or perform any term, covenant or condition of this Lease, other than the payment of Rent, and such failure is not cured by Tenant within a period of thirty (30) days after receipt by the Tenant of Notice thereof from Landlord, unless such failure cannot with due diligence be cured within a period of thirty (30) days, in which case it shall not be deemed an Event of Default if Tenant proceeds promptly and with due diligence to cure the failure and diligently completes the curing thereof provided, however, in no event shall such cure period extend beyond ninety (90) days after such Notice; provided, however, that a failure of Tenant to observe or perform any covenant contained in Section 18 hereof shall result in an immediate Event of Default and there shall be no cure period applicable thereto; or

(d)          if the Tenant shall file a petition in bankruptcy or reorganization for an arrangement pursuant to any federal or state bankruptcy law or any similar federal or state law, or shall be adjudicated a bankrupt or shall make an assignment for the benefit of creditors or shall admit in writing its inability to pay its debts generally as they become due, or if a petition or answer proposing the adjudication of the Tenant as a bankrupt or its reorganization pursuant to any federal or state bankruptcy law or any similar federal or state law shall be filed in any court and the Tenant shall be adjudicated a bankrupt and such adjudication shall not be vacated or set aside or stayed within sixty (60) days after the entry of an order in respect thereof, or if a receiver of the Tenant or of the whole or substantially all of the assets of the Tenant shall be appointed in any proceeding brought by the Tenant or if any such receiver, trustee or liquidator shall be appointed in any proceeding brought against the Tenant and shall not be vacated or set aside or stayed within sixty (60) days after such appointment; or

(e)          if Tenant is liquidated or dissolved, or begins proceedings toward such liquidation or dissolution, or, in any manner, permits the sale or divestiture of substantially all of its assets; or

(f)          if the estate or interest of Tenant in the Leased Property or any part thereof is voluntarily or involuntarily transferred, assigned, conveyed, levied upon or attached in any proceeding (unless Tenant is contesting such lien or attachment in good faith in accordance with Section 12 hereof); or

(g)          if, except as a result of damage, destruction or a partial or complete Condemnation, Tenant voluntarily ceases operations on the Leased Property for a period in excess of thirty (30) days;

(h)          if (A) an event of default has been declared by the franchisor under the Franchise Agreement with respect to the Facility on the Leased Premises as a result of any action or failure to act by Tenant or any Person with whom Tenant contracts for management services at the Facility, other than a failure to complete a Capital Improvement required by the Franchisor resulting from Landlord’s failure to fund the Capital Expenditure therefor pursuant to Section 9.1(b), and (B) Tenant has failed, within thirty (30) days thereafter, to cure such default by either (1) curing the underlying default under the Franchise Agreement and paying all costs and expenses associated therewith, or (2) obtaining at Tenant’s sole cost and expense a substitute franchise license agreement with a substitute franchisor acceptable to Landlord, on terms and conditions acceptable to Landlord; provided, however, that if Tenant is in good faith disputing an assertion of default by the franchisor or is proceeding diligently to cure such default, the thirty (30) day period shall be extended for such period of time as Tenant continues to dispute such default in good faith or diligently proceeds to cure such default, so long as there is no period during which the Facility is not operated pursuant to a Franchise Agreement approved by Landlord; or

(i)          then, and in any such event, Landlord may exercise one or more remedies available to it herein or at law or in equity, including but not limited to its right to terminate this Lease by giving Tenant not less than ten days’ Notice of such termination.

If litigation is commenced with respect to any alleged default under this Lease, the prevailing party in such litigation shall receive, in addition to its damages incurred, such sum as the court shall determine as its reasonable attorneys’ fees, and all costs and expenses incurred in connection therewith.

No Event of Default (other than a failure to make a payment of money) shall be deemed to exist under clause (c) during any time the curing thereof is prevented by an Unavoidable Delay, provided that upon the cessation of such Unavoidable Delay, Tenant remedies such default or Event of Default without further delay.

16.2         Surrender. If an Event of Default occurs (and the event giving rise to such Event of Default has not been cured within the curative period relating thereto as set forth in Section 16.1) and is continuing, whether or not this Lease has been terminated pursuant to Section 16.1, Tenant shall, if requested by Landlord so to do, immediately surrender to Landlord the Leased Property including, without limitation, any and all books, records, files, licenses, permits and keys relating thereto, and quit the same and Landlord may enter upon and repossess the Leased Property by reasonable force, summary proceedings, ejectment or otherwise, and may remove Tenant and all other persons and any and all personal property from the Leased Property, subject to rights of any hotel guests and to any requirement of law. Tenant hereby waives any and all requirements of applicable laws for service of notice to re-enter the Leased Property. Landlord shall be under no obligation to, but may if it so chooses, relet the Leased Property or otherwise mitigate Landlord’s damages, except unless otherwise required by applicable law.

16.3         Damages. Neither (a) the termination of this Lease, (b) the repossession of the Leased Property, (c) the failure of Landlord to relet the Leased Property, nor (d) the reletting of all or any portion thereof, shall relieve Tenant of its liability and obligations hereunder, all of which shall survive any such termination, repossession or reletting. In the event of any such termination, Tenant shall forthwith pay to Landlord all Rent due and payable with respect to the Leased Property to and including the date of such termination.

Tenant shall forthwith pay to Landlord, at Landlord’s option, as and for liquidated and agreed current damages for Tenant’s default, either:

(a)          Without termination of Tenant’s right to possession of the Leased Property, each installment of Rent and other sums payable by Tenant to Landlord under the Lease as the same becomes due and payable, which Rent and other sums shall bear interest at the Overdue Rate, and Landlord may enforce, by action or otherwise, any other term or covenant of this Lease; or

(b)          the sum of:

the unpaid Rent which had been earned at the time of termination,

repossession or reletting, and

the worth at the time of termination, repossession or reletting of the amount by which the unpaid Rent for the balance of the Term after the time of termination, repossession or reletting, exceeds the amount of such rental loss that Tenant proves could be reasonably avoided, and any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things, would be likely to result therefrom. The worth at the time of termination, repossession or reletting of the amount referred to in Section 16.3(b)(ii) is computed by discounting such amount at the discount rate of the Federal Reserve Bank of New York at the time of award plus one percent (1%).

Rent for the purposes of this Section 16.3 shall be a sum equal to (i) the average of the annual amounts of the Percentage Rent for the three (3) Fiscal Years immediately preceding the Fiscal Year in which the termination, re-entry or repossession takes place, or (ii) if three (3) Fiscal Years shall not have elapsed, the average of the Percentage Rent during the preceding Fiscal Years during which the Lease was in effect, or (iii) if one (1) Fiscal Year has not elapsed, the amount derived by annualizing the Percentage Rent from the effective date of this Lease.

16.4         Waiver. If this Lease is terminated pursuant to Section 16.1, Tenant waives, to the extent permitted by applicable law, (a) any right to a trial by jury in the event of summary proceedings to enforce the remedies set forth in this Section 16, and (b) the benefit of any laws now or hereafter in force exempting property from liability for rent or for debt and Landlord waives any right to “pierce the corporate veil” of Tenant other than to the extent funds shall have been inappropriately paid any Affiliate of Tenant following a default resulting in an Event of Default.

16.5         Application of Funds. Any payments received by Landlord under any of the provisions of this Lease during the existence or continuance of any Event of Default shall be applied to Tenant’s obligations in the order that Landlord may determine or as may be prescribed by the laws of the State.

SECTION 17.

17.1         Landlord’s Right to Cure Tenant’s Default. If Tenant fails to make any payment or to perform any act required to be made or performed under this Lease including, without limitation, Tenant’s failure to comply with the terms of any Franchise Agreement, and fails to cure the same within the relevant time periods provided in Section 16.1, Landlord, without waiving or releasing any obligation of Tenant, and without waiving or releasing any obligation or default, may (but shall be under no obligation to) at any time thereafter make such payment or perform such act for the account and at the expense of Tenant, and may, to the extent permitted by law, enter upon the Leased Property for such purpose and, subject to Section 16.4, take all such action thereon as, in Landlord’s opinion, may be necessary or appropriate therefor. No such entry shall be deemed an eviction of Tenant. All sums so paid by Landlord and all costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses, in each case to the extent permitted by law) so incurred, together with a late charge thereon (to the extent permitted by law) at the Overdue Rate from the date on which such sums or expenses are paid or incurred by Landlord, shall be paid by Tenant to Landlord on demand. The obligations of Tenant and rights of Landlord contained in this Section shall survive the expiration or earlier termination of this Lease.

SECTION 18.

18.1         REIT Requirements.

(a)          Tenant understands that, in order for REIT to qualify as a real estate investment trust within the meaning of section 856 of the Code, the following requirements (the “REIT Requirements”) must be satisfied:

(i)          Anything contained in this Lease to the contrary notwithstanding, the average of the Fair Market Value of the items of personal property that are leased to the Tenant under this Lease at the beginning and at the end of any Fiscal Year shall not exceed fifteen percent (15%) of the average of the aggregate Fair Market Value of the real and personal property contained in the Leased Property at the beginning and at the end of such Fiscal Year (the “Personal Property Limitation”). If Landlord reasonably anticipates that the Personal Property Limitation will be exceeded for any Fiscal Year, Landlord shall notify Tenant, and Tenant shall purchase any personal property, anticipated to be in excess of the Personal Property Limitation (“Excess Personal Property”) from the Landlord. Tenant’s Rent obligation shall be reduced by an amount agreed to by the Landlord and Tenant reflective of the fair market value of the Excess Personal Property acquired by Tenant.

(ii)         Sublease Rent Limitation. Tenant cannot sublet the property that is leased to it by Landlord, or enter into any similar arrangement, on any basis such that the rental or other amounts paid by the sublessee thereunder would be based, in whole or in part, on either (i) the net income or profits derived by the business activities of the sublessee or (ii) any other formula such that any portion of the rent paid by Tenant to Landlord would fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code.

(iii)        Sublease Tenant Limitation. Tenant cannot sublease the property leased to it by Landlord to, or enter into any similar arrangement with, any person in which REIT owns, directly or indirectly, a ten percent (10%) or greater interest, within the meaning of Section 856(d)(2)(B) of the Code.

(iv)        TRS Election. Tenant either will have in effect at all times during this Lease an election (jointly with REIT) to be, and Tenant will operate as, a “taxable REIT subsidiary” of REIT within the meaning of Section 856(l) of the Code, or is an entity that is a corporation (or is treated as a corporation for federal income tax purposes) and more than thirty-five percent (35%) of the voting power or value of whose securities is owned by an entity that has made an election (jointly with REIT) to be an operate as a “taxable REIT subsidiary” of REIT within the meaning of Section 856(l) of the Code.

(v)         Tenant shall not (A) directly or indirectly operate or manage a “lodging facility” within the meaning of Section 856(d)(9)(D)(ii) of the Code or a “health care facility” within the meaning of Section 856(e)(6)(D)(ii) or (B) directly or indirectly provide to any other person (under a franchise, license, or otherwise) rights to any brand name under which any lodging facility or health care facility is operated; provided, however, that Tenant may provide such rights to Manager to operate or manage a lodging facility as long as such rights are held by Tenant as a franchisee, licensee, or in a similar capacity and such lodging facility is either owned by Tenant or is leased to Tenant by Landlord or one of its Affiliates.

(vi)        Tenant shall not allow any wagering activities to be conducted at, or in connection with, the Leased Property.

(vii)       Tenant shall not allow any amenities or facilities to be provided at the Leased Property unless such amenities and facilities are customary for other properties of a comparable size and class owned by Unrelated Persons.

(b)          Tenant agrees, and agrees to use reasonable efforts to cause its Affiliates, to use its best efforts to permit the REIT Requirements to be satisfied. Tenant agrees, and agrees to use reasonable efforts to cause its Affiliates, to cooperate in good faith with REIT and Landlord to ensure that the REIT Requirements are satisfied, including but not limited to, providing REIT with information about the ownership of Tenant, Manager and their Affiliates to the extent that such information is reasonably available. Tenant agrees, and agrees to use reasonable efforts to cause its Affiliates, upon request by REIT, and, where appropriate, at REIT’s expense, to take reasonable action necessary to ensure compliance with the REIT Requirements. Immediately after becoming aware that the REIT Requirements are not, or will not be, satisfied, Tenant shall notify, or use reasonable efforts to cause its Affiliates to notify, REIT of such noncompliance.

(c)          The REIT Requirements are intended to ensure that the Rent qualifies as “rents from real property,” within the meaning of Section 856(d) of the Code, or any similar or successor provisions thereto, and shall be interpreted in a manner consistent with such intent..

18.2         Tenant Officer and Employee Limitation. Anything contained in this Lease to the contrary notwithstanding, none of the officers or employees of Tenant or any entity in which Tenant has a direct or indirect ownership inteterest (a “Tenant-Owned Entity”) shall be officers or employees of a Manager (or any Person who operates or manages the Leased Property) or any entity in which the Manager (or such Person) has a direct or indirect ownership interest (a “Manager-Owned Entity”). In addition, if a Person serves as both (a) a director of Tenant or any Tenant-Owned Entity and (b) a director and officer (or employee) of Manager (or any Person who operates or manages the Leased Property) or any Manager-Owner Entity, that Person shall not receive any compensation for serving as a director of Tenant or any Tenant-Owned Entity. If a person serves as both (a) a director of Manager (or any Person who operates or manages the Leased Property) or any Manager-Owned Entity and (b) a director and officer (or employee) of Tenant or any Tenant-Owned Entity, that Person shall not receive any compensation for serving as a director of Manager or any Manager-Owned Entity.

18.3         Management Agreement. Tenant agrees that, in order to comply with certain of the REIT Requirements, it will, at all times during the Term, cause the Leased Property to be operated and managed by a management company (“Manager”) that is an Eligible Independent Contractor. Effective as of the Commencement Date, the Tenant shall enter into an initial management agreement in the form of Exhibit “C” attached hereto (the “Management Agreement”) and Tenant shall provide Landlord with an executed copy thereof. Tenant may not amend, modify or terminate the Management Agreement in any respect or change the Manager without the prior written consent of Landlord. Tenant shall also provide Landlord with copies of any amendments or modifications to the Management Agreement which are entered into from time to time or any other management agreement. Landlord shall have the right to approve in advance any Manager.

SECTION 19.

19.1         Holding Over. If Tenant for any reason remains in possession of the Leased Property after the expiration or earlier termination of the Term, such possession shall be as a tenant at sufferance during which time Tenant shall pay as rental each month two (2) times the aggregate of (a) one-twelfth (1/12th) of the aggregate Base Rent and Percentage Rent payable with respect to the last Fiscal Year of the Term, (b) all Additional Charges accruing during the applicable month and (c) all other sums, if any, payable by Tenant under this Lease with respect to the Leased Property. During such period, Tenant shall be obligated to perform and observe all of the terms, covenants and conditions of this Lease, but shall have no rights hereunder other than the right, to the extent given by law to tenancies at sufferance, to continue its occupancy and use of the Leased Property. Nothing contained herein shall constitute the consent, express or implied, of Landlord to the holding over of Tenant after the expiration or earlier termination of this Lease.

SECTION 20.

20.1         Risk of Loss. During the Term, the risk of loss or of decrease in the enjoyment and beneficial use of the Leased Property in consequence of the damage or destruction thereof by fire, the elements, casualties, thefts, riots, wars or otherwise, or in consequence of foreclosures, attachments, levies or executions (other than those caused by Landlord and those claiming from, through or under Landlord) is assumed by Tenant except as specifically provided in this Lease, and, in the absence of gross negligence, willful misconduct or breach of this Lease by Landlord pursuant to Section 33.3, Landlord shall in no event be answerable or accountable therefor, nor shall any of the events mentioned in this Section entitle Tenant to any abatement of Rent except as specifically provided in this Lease.

SECTION 21.

21.1         Indemnification. Notwithstanding the existence of any insurance, and without regard to the policy limits of any such insurance or self-insurance, but subject to Section 16.4 and Section 8, Tenant will protect, indemnify, hold harmless and defend Landlord from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses), to the extent permitted by law, imposed upon or incurred by or asserted against Landlord Indemnified Parties by reason of: (a) any accident, injury to or death of persons or loss of or damage to property occurring on or about the Leased Property or adjoining sidewalks, including without limitation any claims under liquor liability, “dram shop” or similar laws, (b) any past, present or future use, misuse, non-use, condition, management, maintenance or repair by Tenant or any of its agents, employees or invitees of the Leased Property or Tenant’s Personal Property or any litigation, proceeding or claim by governmental entities or other third parties to which a Landlord Indemnified Party is made a party or participant related to such use, misuse, non-use, condition, management, maintenance, or repair thereof by Tenant or any of its agents, employees or invitees, including any failure of Tenant or any of its agents, employees or invitees to perform any obligations under this Lease or imposed by applicable law (other than arising out of Condemnation proceedings), (c) any Impositions that are the obligations of Tenant pursuant to the applicable provisions of this Lease, (d) any failure on the part of Tenant to perform or comply with any of the terms of this Lease, and (e) the non-performance of any of the terms and provisions of any and all existing and future subleases of the Leased Property to be performed by the landlord thereunder.

Landlord shall indemnify, save harmless and defend Tenant Indemnified Parties from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses imposed upon or incurred by or asserted against Tenant Indemnified Parties as a result of (a) the gross negligence or willful misconduct of Landlord arising in connection with this Lease or (b) any failure on the part of Landlord to perform or comply with any of the terms of this Lease.

Any amounts that become payable by an Indemnifying Party under this Section shall be paid within ten days after liability therefor on the part of the Indemnifying Party is determined by litigation or otherwise, and if not timely paid, shall bear a late charge (to the extent permitted by law) at the Overdue Rate from the date of such determination to the date of payment. An Indemnifying Party, at its expense, shall contest, resist and defend any such claim, action or proceeding asserted or instituted against the Indemnified Party. The Indemnified Party, at its expense, shall be entitled to participate in any such claim, action, or proceeding, and the Indemnifying Party may not compromise or otherwise dispose of the same without the consent of the Indemnified Party, which may not be unreasonably withheld. Nothing herein shall be construed as indemnifying a Landlord Indemnified Party against its own grossly negligent acts or omissions or willful misconduct.

Tenant’s or Landlord’s liability for a breach of the provisions of this Article shall survive any termination of this Lease.

SECTION 22.

22.1         Subletting and Assignment. Subject to the provisions of Section 18 and Section 22.2 and any other express conditions or limitations set forth herein, Tenant may, but only with the prior written consent of Landlord, (a) assign this Lease or sublet all or any part of the Leased Property to an Affiliate of Tenant, or (b) sublet any retail or restaurant portion of the Leased Improvements in the normal course of the Primary Intended Use; provided that any subletting to any party other than an Affiliate of Tenant shall not individually as to any one such subletting, or in the aggregate, materially diminish the actual or potential Percentage Rent payable under this Lease. In the case of a subletting, the sublessee shall comply with the provisions of Section 22.2, and in the case of an assignment, the assignee shall assume in writing and agree to keep and perform all of the terms of this Lease on the part of Tenant to be kept and performed and shall be, and become, jointly and severally liable with Tenant for the performance thereof. Notwithstanding the above, Tenant may assign the Lease to an Affiliate without the consent of Landlord; provided that any such assignee assumes in writing and agrees to keep and perform all of the terms of the Lease on the part of the Tenant to be kept and performed and shall be and become jointly and severally liable with Tenant for the performance thereof. In case of either an assignment or subletting made during the Term, Tenant shall remain primarily liable, as principal rather than as surety, for the prompt payment of the Rent and for the performance and observance of all of the covenants and conditions to be performed by Tenant hereunder. An original counterpart of each such sublease and assignment and assumption, duly executed by Tenant and such sublessee or assignee, as the case may be, in form and substance satisfactory to Landlord, shall be delivered promptly to Landlord.

22.2         Attornment. Tenant shall insert in each sublease permitted under Section 22.1 provisions to the effect that (a) such sublease is subject and subordinate to all of the terms and provisions of this Lease and to the rights of Landlord hereunder, (b) if this Lease terminates before the expiration of such sublease, the sublessee thereunder will, at Landlord’s option, attorn to Landlord and waive any right the sublessee may have to terminate the sublease or to surrender possession thereunder as a result of the termination of this Lease, and (c) if the sublessee receives a written Notice from Landlord or Landlord’s assignees, if any, stating that an uncured Event of Default exists under this Lease, the sublessee shall thereafter be obligated to pay all rentals accruing under said sublease directly to the party giving such Notice, or as such party may direct. All rentals received from the sublessee by Landlord or Landlord’s assignees, if any, as the case may be, shall be credited against the amounts owing by Tenant under this Lease.

SECTION 23.

23.1         Officer’s Certificates; Financial Statements; Budgets; Landlord’s Estoppel Certificates and Covenants.

(a)          At any time and from time to time upon not less than twenty (20) days Notice by Landlord, Tenant will furnish to Landlord an Officer’s Certificate certifying that this Lease is unmodified and in full force and effect (or that this Lease is in full force and effect as modified and setting forth the modifications), the date to which the Rent has been paid, whether to the knowledge of Tenant there is any existing default or Event of Default exists thereunder by Landlord or Tenant, and such other information as may be reasonably requested by Landlord. Any such certificate furnished pursuant to this Section may be relied upon by Landlord, any lender and any prospective purchaser of the Leased Property.

(b)          Throughout the Term, Tenant will furnish to Landlord such historical financial information of Tenant and the Facility as Landlord may reasonably request and shall provide Landlord access to Tenant’s books and records with respect thereto.

(c)          At any time and from time to time upon not less than twenty (20) days notice by Tenant, Landlord will furnish to Tenant or to any person designated by Tenant an estoppel certificate certifying that this Lease is unmodified and in full force and effect (or that this Lease is in full force and effect as modified and setting forth the modifications), the date to which Rent has been paid, whether to the knowledge of Landlord there is any existing default or Event of Default on Tenant’s part hereunder, and such other information as may be reasonably requested by Tenant.

(d)          During the Term, Tenant will maintain a net worth sufficient to cover any reasonably anticipated working capital requirements.

23.2         Operating Budget. Not later than sixty (60) days prior to the commencement of each Lease Year, Tenant, in consultation with the Manager, shall prepare and submit to Landlord an operating budget (the “Operating Budget”) in form and substance satisfactory to Landlord, prepared in accordance with the requirements of this Section 23.2. The Operating Budget shall be prepared in accordance with the Uniform System to the extent applicable and show by month and quarter and for the year as a whole in the degree of detail specified by the Uniform System for monthly statements, and in accordance with the detail level of monthly financial statements, the following:

(a)          Tenant’s reasonable estimate of Gross Revenue, Room Revenue, F&B Revenue, Other Revenue and Third Party Lease Revenue (including room rates) for the Facility for the forthcoming Lease Year itemized on schedules on a monthly and quarterly basis as approved by Landlord and Tenant, together with the assumptions, in narrative form, forming the basis of such schedules.

(b)          A cash flow projection.

(c)          Tenant’s reasonable estimate for each quarter of the Lease Year of Percentage Rent.

23.3         Marketing Plan. Not later than sixty (60) days prior to the commencement of each Lease Year, Tenant, in consultation with the Manager, will prepare and submit to Landlord a narrative description of the program for advertising and marketing the Facility for the forthcoming Lease Year (the “Marketing Plan”) containing a detailed budget itemization of the proposed advertising expenditures by category and the assumptions, in narrative form, forming the basis of such budget itemization.

23.4         Capital Budget. Not later than sixty (60) days prior to the commencement of each Lease Year, Landlord shall prepare and submit to Tenant a capital budget (the “Capital Budget”) prepared in accordance with this Section 23.4. The Capital Budget shall be prepared in accordance with the Uniform System to the extent applicable and shall set forth Landlord’s proposed Capital Expenditures for the ensuing Lease Year.

23.5         Disputes. In the event of any dispute between Landlord and Tenant as to the Operating Budget, the Marketing Plan or the Capital Budget, Landlord and Tenant shall act promptly, reasonably and in good faith in seeking to resolve such disputes and in arriving at a mutually acceptable Operating Budget, Marketing Plan and Capital Budget.

SECTION 24.

24.1         Landlord’s Right to Inspect. Tenant shall permit Landlord and its authorized representatives as frequently as reasonably requested by Landlord to inspect the Leased Property and Tenant’s accounts and records pertaining thereto and make copies thereof, during usual business hours upon reasonable advance notice, subject only to any business confidentiality requirements reasonably requested by Tenant.

SECTION 25.

25.1         No Waiver. No failure by Landlord or Tenant to insist upon the strict performance of any term hereof or to exercise any right, power or remedy consequent upon a breach thereof, and no acceptance of full or partial payment of Rent during the continuance of any such breach, shall constitute a waiver of any such breach or of any such term. To the extent permitted by law, no waiver of any breach shall affect or alter this Lease, which shall continue in full force and effect with respect to any other then existing or subsequent breach.

SECTION 26.

26.1         Remedies Cumulative. To the extent permitted by law, each legal, equitable or contractual right, power and remedy of Landlord or Tenant now or hereafter provided either in this Lease or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power and remedy and the exercise or beginning of the exercise by Landlord or Tenant of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Landlord or Tenant of any or all of such other rights, powers and remedies.

SECTION 27.

27.1         Acceptance of Surrender. No surrender to Landlord of this Lease or of the Leased Property or any part thereof, or of any interest therein, shall be valid or effective unless agreed to and accepted in writing by Landlord and no act by Landlord or any representative or agent of Landlord, other than such a written acceptance by Landlord, shall constitute an acceptance of any such surrender.

SECTION 28.

28.1         No Merger of Title. There shall be no merger of this Lease or of the leasehold estate created hereby by reason of the fact that the same person or entity may acquire, own or hold, directly or indirectly: (a) this Lease or the leasehold estate created hereby or any interest in this Lease or such leasehold estate and (b) the fee estate in the Leased Property.

SECTION 29.

29.1         Conveyance by Landlord. If Landlord or any successor owner of the Leased Property conveys the Leased Property to a Person other than an Affiliate of Landlord in accordance with the terms hereof other than as security for a debt, and the grantee or transferee of the Leased Property expressly assumes all obligations of Landlord hereunder arising or accruing from and after the date of such conveyance or transfer, Landlord or such successor owner, as the case may be, shall thereupon be released from all future liabilities and obligations of Landlord under this Lease arising or accruing from and after the date of such conveyance or other transfer as to the Leased Property and all such future liabilities and obligations shall thereupon be binding upon the new owner.

SECTION 30.

30.1         Quiet Enjoyment. So long as Tenant pays all Rent as the same becomes due and complies with all of the terms of this Lease and performs its obligations hereunder, in each case within the applicable grace periods, if any, Tenant shall peaceably and quietly have, hold and enjoy the Leased Property for the Term hereof, free of any claim or other action by Landlord or anyone claiming by, through or under Landlord, but subject to all liens and encumbrances subject to which the Leased Property was conveyed to Landlord or hereafter consented to by Tenant or provided for herein. Notwithstanding the foregoing, Tenant shall have the right by separate and independent action to pursue any claim it may have against Landlord as a result of a breach by Landlord of the covenant of quiet enjoyment contained in this Section.

SECTION 31.

31.1         Notices. All notices, demands, requests, consents approvals and other communications (“Notice” or “Notices”) hereunder shall be in writing and personally served, mailed (by registered or certified mail, return receipt requested and postage prepaid) or sent by facsimile, addressed to Landlord at _____________, Facsimile ____________, Attention: _____________, and addressed to Tenant at _______________, Facsimile ________________, Attention: _____________, or to such other address or addresses as either party may hereafter designate. Personally delivered Notice shall be effective upon receipt, and Notice given by mail shall be complete at the time of deposit in the U.S. Mail system, but any prescribed period of Notice and any right or duty to do any act or make any response within any prescribed period or on a date certain after the service of such Notice given by mail shall be extended five (5) days.

SECTION 32.

32.1         Appraisers. If it becomes necessary to determine the Fair Market Value of the leasehold estate hereunder for any purpose of this Lease, the party required or permitted to give Notice of such required determination shall include in the Notice the name of a person selected to act as appraiser on its behalf. Within ten (10) days after Notice, Landlord (or Tenant, as the case may be) shall by Notice to Tenant (or Landlord, as the case may be) appoint a second person as appraiser on its behalf. The appraisers thus appointed, each of whom must be a member of the American Institute of Real Estate Appraisers (or any successor organization thereto) with at least five years experience in the State appraising property similar to the Leased Property, shall, within forty (45) days after the date of the Notice appointing the first appraiser, proceed to determine the Fair Market Value of the leasehold estate hereunder as of the relevant date (giving effect to the impact, if any, of inflation from the date of their decision to the relevant date); provided, however, that if only one (1) appraiser shall have been so appointed, then the determination of such appraiser shall be final and binding upon the parties. If two (2) appraisers are appointed and if the difference between the amounts so determined does not exceed five percent (5%) of the lesser of such amounts, then the Fair Market Value shall be an amount equal to fifty percent (50%) of the sum of the amounts so determined. If the difference between the amounts so determined exceeds five percent (5%) of the lesser of such amounts, then such two (2) appraisers shall have twenty (20) days to appoint a third appraiser. If no such appraiser shall have been appointed within such twenty (20) days or within ninety (90) days of the original request for a determination of Fair Market Value, whichever is earlier, either Landlord or Tenant may apply to any court having jurisdiction to have such appointment made by such court. Any appraiser appointed by the original appraisers or by such court shall be instructed to determine the Fair Market Value within forty-five (45) days after appointment of such appraiser. The determination of the appraiser which differs most in the terms of dollar amount from the determinations of the other two (2) appraisers shall be excluded, and fifty percent (50%) of the sum of the remaining two determinations shall be final and binding upon Landlord and Tenant as the Fair Market Value of the leasehold estate hereunder. This provision for determining by appraisal shall be specifically enforceable to the extent such remedy is available under applicable law, and any determination hereunder shall be final and binding upon the parties except as otherwise provided by applicable law. Landlord and Tenant shall each pay the fees and expenses of the appraiser appointed by it and each shall pay one-half (.5) of the fees and expenses of the third (3rd) appraiser and one-half (.5) of all other costs and expenses incurred in connection with each appraisal.

SECTION 33.

33.1         Landlord May Grant Liens. Without the consent of Tenant, Landlord may, subject to the terms and conditions set forth below in this Section 33.1, from time to time, directly or indirectly, create or otherwise cause to exist any lien, encumbrance or title retention agreement (“Encumbrance”) upon the Leased Property, or any portion thereof or interest therein, whether to secure any borrowing or other means of financing or refinancing. Any such Encumbrance shall (a) contain the right to prepay (whether or not subject to a prepayment penalty); and (b) contain the Agreement by the holder of the Encumbrance that it will (1) give Tenant the same notice, if any, given to Landlord of any default or acceleration of any obligation underlying any such Encumbrance or any sale in foreclosure under such Encumbrance, (2) permit Tenant to cure any such default on Landlord’s behalf within any applicable cure period, and Tenant shall be reimbursed by Landlord for any and all costs incurred in effecting such cure, including without limitation out-of-pocket costs incurred to effect any such cure (including reasonable attorneys’ fees) and (3) permit Tenant to appear by its representative and to bid at any sale in foreclosure made with respect to any such Encumbrance. Upon the request of Landlord, Tenant shall subordinate this Lease to the lien of a new mortgage on the Leased Property, on the condition that (a) the proposed mortgagee executes a non-disturbance agreement recognizing this Lease, subject to the provisions of Section 33.3, and agreeing, for itself and its successors and assigns, to comply with the provisions of this Section 33 and (b) such lien is subject to the rights of the Tenant under this Lease.

33.2         Tenant’s Right to Cure. Subject to the provisions of Section 33.2, if Landlord breaches any covenant to be performed by it under this Lease, Tenant, after Notice to and demand upon Landlord, without waiving or releasing any obligation hereunder, and in addition to all other remedies available to Tenant, may (but shall be under no obligation at any time thereafter to) make such payment or perform such act for the account and at the expense of Landlord. All sums so paid by Tenant and all costs and expenses (including, without limitation, reasonable attorneys’ fees) so incurred, together with interest thereon at the Overdue Rate from the date on which such sums or expenses are paid or incurred by Tenant, shall be paid by Landlord to Tenant on demand or, following entry of a final, nonappealable judgment against Landlord for such sums, may be offset by Tenant against the Base Rent payments next accruing or coming due. The rights of Tenant hereunder to cure and to secure payment from Landlord in accordance with this Section 33 shall survive the termination of this Lease with respect to the Leased Property.

33.3         Breach by Landlord. It shall be a breach of this Lease if Landlord fails to observe or perform any term, covenant or condition of this Lease on its part to be performed and such failure continues for a period of thirty (30) days after Notice thereof from Tenant, unless such failure cannot with due diligence be cured within a period of thirty (30) days, in which case such failure shall not be deemed to continue if Landlord, within such thirty (30) day period, proceeds promptly and with due diligence to cure the failure and diligently completes the curing thereof. The time within which Landlord shall be obligated to cure any such failure also shall be subject to extension of time due to the occurrence of any Unavoidable Delay. If Landlord fails to cure any such breach within the grace period described above, Tenant, without waiving or releasing any obligations hereunder, and in addition to all other remedies available to Tenant at law or in equity, may purchase the Leased Property from Landlord for a purchase price equal to the then Fair Market Value; provided however, that such right to purchase the Leased Property shall terminate upon any foreclosure under any Encumbrance, provided that Tenant may appear by its representative to bid at any sale in foreclosure made with respect to any Encumbrance and provided further that such right to purchase the Leased Property is subject in all cases to the rights of any lender of the Landlord under any mortgage encumbering the Leased Property notwithstanding any non-disturbance agreement executed in connection with such mortgage. If Tenant elects to purchase the Leased Property it shall deliver a Notice thereof to Landlord specifying a settlement date to occur not less than ninety (90) days subsequent to the date of such Notice on which it shall purchase the Leased Property.

SECTION 34.

34.1         Miscellaneous. Anything contained in this Lease to the contrary notwithstanding, all claims against, and liabilities of, Tenant or Landlord arising prior to any date of termination of this Lease shall survive such termination. If any term or provision of this Lease or any application thereof is invalid or unenforceable, the remainder of this Lease and any other application of such term or provisions shall not be affected thereby. If any late charges or any interest rate provided for in any provision of this Lease are based upon a rate in excess of the maximum rate permitted by applicable law, the parties agree that such charges shall be fixed at the maximum permissible rate. Neither this Lease nor any provision hereof may be changed, waived, discharged or terminated except by a written instrument in recordable form signed by Landlord and Tenant. All the terms and provisions of this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The headings in this Lease are for convenience of reference only and shall not limit or otherwise affect the meaning hereof. This Lease shall be governed by and construed in accordance with the laws of the State, but not including its conflicts of laws rules.

34.2         Transfer of Licenses. Upon the expiration or earlier termination of the Term, Tenant shall use its best efforts (i) to transfer to Landlord or Landlord’s nominee or designee all Franchise Agreements, licenses, operating permits and other governmental authorizations and all contracts, including contracts with governmental or quasi-governmental entities, that may be necessary for the operation of the Facility (collectively, “Licenses”), or (ii) if such transfer is prohibited by law or Landlord otherwise elects, to cooperate with Landlord or Landlord’s nominee in connection with the processing by Landlord or Landlord’s nominee of any applications for, all Licenses; provided, in either case, that the costs and expenses of any such transfer or the processing of any such application shall be paid by Landlord or Landlord’s nominee.

34.3         Waiver of Presentment, etc.. Tenant waives all presentments, demands for payment and for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, and notices of acceptance and waives all notices of the existence, creation, or incurring of new or additional obligations, except as expressly granted herein.

SECTION 35.

35.1         Memorandum of Lease. Landlord and Tenant shall promptly upon the request of either enter into a short form memorandum of this Lease, in form suitable for recording under the laws of the State in which reference to this Lease, and all options contained herein, shall be made. Tenant shall pay all costs and expenses of recording such memorandum of this Lease.

SECTION 36.

36.1         Landlord’s Option to Purchase Assets of Tenant. Effective on not less than ninety (90) days prior Notice given at any time within one hundred eighty (180) days before the expiration of the Term, but not later than ninety (90) days prior to such expiration, or upon such shorter Notice period as shall be appropriate if this Lease is terminated prior to its expiration date, Landlord shall have the option to purchase all (but not less than all) of the assets of Tenant, tangible and intangible, relating to the Leased Property (other than this Lease), at the expiration or termination of this Lease for an amount (payable in cash on the expiration date of this Lease) equal to the fair market value thereof as agreed to by the parties or, in the absence of such agreement, as determined by appraisal in conformity with Section 32, except that the appraisers need not be members of the American Institute of Real Estate Appraisers, but rather shall be appraisers having at least ten (10) years experience in valuing similar assets. Notwithstanding any such purchase, Landlord shall obtain no rights to any trade name or logo used in connection with the Franchise unless separate agreement as to such use is reached with the applicable franchisor.

SECTION 37.

37.1         Landlord’s Option to Terminate Lease. In the event Landlord enters into a bona fide contract to sell the Leased Property to a non-Affiliate, Landlord may terminate the Lease as to any Leased Property prior to the Expiration Date by giving to Tenant not less than thirty (30) days prior Notice of Landlord’s election to terminate this Lease upon the closing of such contract. Effective upon the termination date set forth in the Notice, this Lease shall terminate and be of no further force and effect except as to any obligations of the parties existing as of such date that survive termination of this Lease. As compensation for the early termination of Tenant’s leasehold estate under this Section 37, Landlord shall, within one hundred eighty (180) days following the termination date, either (a) pay to Tenant the Fair Market Value of Tenant’s leasehold estate hereunder as of the closing date of the sale of the Leased Property or (b) within one (1) year following the termination date offer to lease to Tenant one or more substitute hotel facilities pursuant to one or more leases that would create for the Tenant leasehold estates that have an aggregate Fair Market Value of no less than the Fair Market Value of the leasehold estate for the Leased Property being terminated hereunder, both such values as determined as of the termination date of the Lease. If Landlord elects and complies with the option described in (b) above, regardless of whether Tenant enters into the lease(s) described therein, Landlord shall have no further obligations to Tenant with respect to compensation for the early termination of the Lease. In the event Landlord and Tenant are unable to agree upon the fair market value of an original or replacement leasehold estate, it shall be determined by appraisal using the appraisal procedure set forth in Section 32.

SECTION 38.

38.1         Compliance with Franchise Agreement. To the extent any of the provisions of the Franchise Agreement impose a greater obligation on Tenant than the corresponding provisions of this Lease, then Tenant shall be obligated to comply with the provisions of the Franchise Agreement (other than requirements with respect to Capital Improvements). It is the intent of the parties hereto that Tenant shall comply in every respect with the provisions of the Franchise Agreement so as to avoid any default thereunder during the term of this Lease. Tenant shall not terminate, extend or enter into any modification of the Franchise Agreement without in each instance first obtaining Landlord’s prior written consent. Landlord and Tenant agree to cooperate with each other in the event it becomes necessary to obtain a franchise extension or modification or a new franchise for the Leased Property, and in any transfer of the Franchise Agreement to Landlord or any designee of Landlord or any successor to Tenant upon the termination of this Lease. In the event of expiration or termination of a Franchise Agreement, for whatever reason, the Landlord will have the right, in its sole discretion, to approve any new Franchise Agreement for the Facility. If, upon any expiration or earlier termination of this Lease (other than upon an Event of Default by Tenant), a Franchise Agreement remains in effect, or would but for such expiration or termination remain in effect, Landlord shall indemnify, defend and hold Tenant harmless with respect to the obligations and liabilities arising thereunder after the date of expiration or termination of this Lease.

SECTION 39.

39.1         Landlord Approval of Capital Expenditures. All Capital Expenditures whether pursuant to the Capital Budget or otherwise shall be subject to the approval of Landlord, which approval shall extend both to the plans and specifications (including matters of design and decor) and to the contracting and purchasing of all labor, services and materials. Landlord shall have the right to require competitive bidding of contracts for Capital Improvements, review all bids and monitor costs, time, quality and performance. The foregoing restrictions shall not apply to emergency Capital Expenditures made by Tenant in amounts not to exceed $10,000, and with prior notice to Landlord (if possible under the circumstances).

39.2         Inventory. On the Commencement Date, Tenant agrees to purchase from Landlord, for cash, any Inventory at the Facility at a price equal to the fair market value as agreed by Landlord and Tenant.

[NO FURTHER TEXT ON THIS PAGE]

IN WITNESS WHEREOF, the parties have executed this Lease by their duly authorized officers as of the date first above written.

LANDLORD

[Insert Landlord Info]

TENANT

[Insert Landlord Info]

[Agreement of Lease Signature Page]

Exhibit “A”

LAND DESCRIPTION

Exhibit A

Exhibit “B-1”

Rent Terms

FACILITY:	__________

LAND:	Pursuant to Exhibit “A” attached hereto

COMMENCEMENT DATE:	__________

EXPIRATION DATE:	__________

BASE RENT:	Pursuant to Exhibit “B-2” attached hereto.

PERIODIC REVENUE COMPUTATION:

For purposes of defining the Periodic Revenue Computation below:

Each of Revenue Percentages and the Revenue Thresholds are as set forth on Exhibit B-2 attached hereto.

“Cumulative Accounting Period Portion” shall mean a fraction having as its numerator the total number of Accounting Periods (including partial periods) in the Fiscal Year which have elapsed prior to the Accounting Period in which the payment of Percentage Rent is due, and having as its denominator the total number of Accounting Periods (including partial periods) in the Fiscal Year. For example, the Cumulative Accounting Period Portion in an entire (12-Accounting Period) Fiscal Year for the first percentage Rent Payment will be 3/12 and for the second Percentage Rent payment will be 6/12, and for the last Percentage Rent payment for said Fiscal Year (due in January of the next Fiscal Year) will be 12/12 or 100%.

The “Periodic Revenue Computation” shall be the amount obtained by adding, for the applicable Fiscal Year, an amount equal to (i) the Rooms First Tier Percentage of Room Revenue for the Fiscal Year to date to the extent that such Room Revenue does not exceed the Cumulative Accounting Period Portion of the Rooms First Tier Threshold; (ii) the Rooms Second Tier Percentage of Room Revenue for the Fiscal Year to date to the extent that such Room Revenue exceeds the Cumulative Accounting Period Portion of the Rooms First Tier Threshold but does not exceed the Cumulative Accounting Period Portion of the Rooms Second Tier Threshold; (iii) the Rooms Third Tier Percentage of Room Revenue for the Fiscal Year to date to the extent that such Room Revenue exceeds the Cumulative Accounting Period Portion of the Rooms Second Tier Threshold; (iv) the F&B First Tier Percentage of F&B Revenue for the Fiscal Year to date to the extent that such F&B Revenue does not exceed the Cumulative Accounting Period Portion of the F&B First Tier Threshold; (v) the F&B Second Tier Percentage of F&B Revenue for the Fiscal Year to date to the extent that such F&B Revenue exceeds the Cumulative Accounting Period Portion of the F&B First Tier Threshold but does not exceed the Cumulative Accounting Period Portion of the F&B Second Tier Threshold; (vi) the F&B Third Tier Percentage of F&B Revenue for the Fiscal Year to date to the extent that such F&B Revenue exceeds the Cumulative Accounting Period Portion of the F&B Second Tier Threshold; (vii) the Other First Tier Percentage of Other Revenue for the Fiscal Year to date to the extent that such Other Revenue does not exceed the Cumulative Accounting Period Portion of the Other First Tier Threshold; (viii) the Other Second Tier Percentage of Other Revenue for the Fiscal Year to date to the extent that such Other Revenue exceeds the Cumulative Accounting Period Portion of the Other First Tier Threshold but does not exceed the Cumulative Accounting Period Portion of the Other Second Tier Threshold; (ix) the Other Third Tier Percentage of Other Revenue for the Fiscal Year to date to the extent that such Other Revenue exceeds the Cumulative Accounting Period Portion of the Other Second Tier Threshold; and (x) the Third Party Lease Percentage of Third Party Revenue for the Fiscal Year to date.

Exhibit B-1

If the Term for the Leased Property begins or ends in the middle of a Fiscal Year, the foregoing formulas shall be applied as if the first Fiscal Year had only the number of full calendar month Accounting Periods remaining in the Fiscal Year in which the Term commenced or the last Fiscal Year had only the number of full calendar month Accounting Periods in the Fiscal Year in which the Term ended. If the Term shall commence and/or end at any time other than the beginning or end of the calendar month, the Percentage Rent for the Leased Property for the first or last Accounting Period, as applicable, shall equal (i) the Percentage Rent calculated as indicated above multiplied by (ii) a fraction equal to (A) the number of days in such Accounting Period divided by (B) the total number of days in the calendar month in which such Accounting Period begins.

Exhibit B-1

Exhibit “B-2”

SCHEDULE OF BASE AND PERCENTAGE RENT

Exhibit B-2

Exhibit “C”

MANAGEMENT AGREEMENT

Exhibit C